UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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□Preliminary Proxy Statement

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[×]Definitive Proxy Statement

□Definitive Additional Materials

□Soliciting Material Pursuant to §240.14a-12

EVANS BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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March 20, 2014

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite you to attend the 2014 Annual Meeting of Shareholders of Evans Bancorp, Inc.  The Annual Meeting this year will be held at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York,  on Thursday, April 24, 2014 at 9:00 a.m.  The formal Notice of the Annual Meeting is set forth on the following page.

The enclosed Notice and Proxy Statement contain details concerning the business to come before the 2014 Annual Meeting.  The Board of Directors of Evans Bancorp recommends a vote “FOR” the election of James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, and Nora B. Sullivan as directors for a three year term.  The Board of Directors of Evans Bancorp also recommends a vote “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp’s independent registered public accounting firm for fiscal year 2014.

To Vote:

Your vote is important, regardless of whether or not you attend the Annual Meeting in person.  I urge you to sign, date, and return the enclosed proxy card in the postage-paid envelope provided as promptly as possible. In this way, you can be sure that your shares will be voted at the meeting.  If you are voting “FOR” the election of the nominated directors, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2014, you need only date, sign and return the proxy card.

Voting is tabulated by an independent firm; therefore, to ensure that your vote is received in a timely manner, please mail the white proxy card in the envelope provided - do not return the proxy card to Evans Bancorp, Inc.

To Attend the Annual Meeting:

The Annual Meeting will include a continental breakfast.  To ensure that our reservation count will be accurate, if you plan to attend the meeting, please complete the appropriate section on the white proxy card and return it in the postage-paid envelope provided - do not return the proxy card to Evans Bancorp, Inc.

PLEASE NOTE THAT, DUE TO LIMITED SEATING, WE WILL NOT BE ABLE TO ACCOMMODATE GUESTS OF OUR SHAREHOLDERS AT THE ANNUAL MEETING, AND MUST LIMIT ATTENDANCE TO SHAREHOLDERS ONLY.

Thank you for your confidence and support.

Sincerely,

David J. Nasca

President and Chief Executive Officer

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EVANS BANCORP, INC.

One Grimsby Drive

Hamburg, NY 14075

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 24, 2014

The Twenty-Sixth Annual Meeting of Shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), will be held on Thursday, April 24, 2014 at 9:00 a.m. at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York, for the following purposes:

(1)  To elect four directors of the Company, such directors to hold office for the term of three years, and until the election and qualification of their successors.

(2) To approve, on an advisory basis, the compensation paid to the Company’s named executive officers.

(3) To ratify the appointment of KPMG LLP as Evans Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2014.

(4) To act upon such other business as may properly come before the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 24, 2014

The Company’s Proxy Statement and 2013 Annual Report, which includes the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, are available on the Company’s website at www.evansbancorp.com.

The Board of Directors has fixed the close of business on March 6, 2014 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

A copy of the Company's Annual Report to Shareholders and Annual Report on Form 10-K for the Company’s 2013 fiscal year are enclosed for your reference.

Please complete and return the enclosed proxy card in the accompanying postage-paid, addressed envelope as soon as you have had an opportunity to review the attached Proxy Statement.

By Order of the Board of Directors

Robert G. Miller, Jr.

Secretary

Hamburg, New York

March 20, 2014

EVANS BANCORP, INC.

One Grimsby Drive

Hamburg, NY 14075

PROXY STATEMENT

Dated March 20, 2014

For the Annual Meeting of Shareholders to be held April 24, 2014

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Evans Bancorp, Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies for use at the Twenty-Sixth Annual Meeting of Shareholders (the "Annual Meeting") to be held at Orchard Park Country Club, 4777 South Buffalo Street, Orchard Park, New York, on Thursday, April 24, 2014 at 9:00 a.m. and at any adjournments thereof.  The enclosed proxy is being solicited by the Board of Directors of the Company.  To obtain directions to be able to attend our Annual Meeting and vote in person, please contact Kimberly Stehlar, (716) 926-2030.

Shares of common stock represented by a proxy in the form enclosed, properly executed, will be voted in the manner instructed, or if no instructions are indicated, “FOR” the election of director nominees named therein, “FOR” the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, and “FOR” ratification of the appointment of KPMG LLP as Evans Bancorp’s independent registered public accounting firm for fiscal year 2014.  The proxy given by the enclosed proxy card may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.  Any shareholder of record may vote in person at the Annual Meeting, whether or not he or she has previously given a proxy.  Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the meeting.

This Proxy Statement and the enclosed proxy are first being mailed to shareholders on or about March 20, 2014.

The following proposals will be considered at the meeting:

Proposal I – To elect four directors of the Company, such directors to hold office for the term of three years, and until the election and qualification of their successors.

Proposal II – To approve, on an advisory basis, the compensation paid to the Company’s named executive officers (“say on pay”).

Proposal III – To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposals I, II, and III.

Voting Securities

Only holders of shares of common stock of record at the close of business on March 6, 2014 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof.  At the close of business on March 6, 2014, the Company had 4,206,631 shares of common stock outstanding.  For all matters to be voted on at the Annual Meeting, holders of common stock are entitled to one vote per share.

A quorum of shareholders is necessary to hold a valid Annual Meeting.  A majority of shares entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting.  Broker non-votes and abstentions will be counted as being present or represented at the Annual Meeting for purposes of establishing a quorum.  A broker non-vote occurs on an item when a broker is not permitted to vote on that item without timely instruction from the beneficial owner of the shares and no instruction is given.

Vote Required and Board Recommendations

Proposal	Vote Required	Board Recommendation
I. Election of Directors	Plurality of the votes cast	“FOR” election of the nominated directors
II. Advisory “Say-on-Pay” Vote	Majority of the votes cast	“FOR” the approval, on an advisory basis, of the compensation paid to our named executive officers
III. Ratification of Appointment of Independent Public Accounting Firm for 2014	Majority of the votes cast	“FOR” ratification of the appointment of KMPG, LLP

Plurality Vote – Proposal I

Under New York law and the Company's bylaws, directors are elected by the affirmative vote, in person or by proxy, of a plurality of the votes cast at a meeting at which a quorum is present.  Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors.  This means that, for Proposal I, the four director nominees identified in this Proxy Statement will be elected if they receive more affirmative votes than any other nominees.

Majority Vote – Proposals II and III

The approval of the Say on Pay advisory vote (Proposal II) and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal III) require for adoption the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the proposal at the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum at the Annual Meeting.  However, abstentions and broker non-votes will not be treated as votes “cast” at the Annual Meeting, and will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting.

If you hold your shares (i.e., they are registered) through a bank, broker or other nominee in “street name” but you do not provide the firm that holds your shares with your specific voting instructions, it will only be allowed to vote your shares on your behalf in its discretion on “routine” matters, but it cannot vote your shares in its discretion on your behalf on any “non-routine” matters.  Proposal I relating to the election of your Board’s nominees for Directors and Proposal II relating to Say on Pay are considered “non-routine” matters.  Proposal III relating to the appointment of the Company’s independent auditors for fiscal year 2014 is considered a “routine” matter.  While your broker will have discretionary authority to vote your uninstructed shares “for” or “against” or “abstaining” from voting on Proposal III, your broker will have no discretionary authority to vote your shares on Proposals I and II at the Annual Meeting.  Therefore, if you hold your shares in street name, you must give specific instructions to your broker at least 10 days before the Annual Meeting for your shares to be voted on those Proposals at the Annual Meeting.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information, as of March 6, 2014, concerning, except as indicated in the footnotes below:

•	Each person whom we know beneficially owns more than 5% of our common stock.
•	Each of our directors and nominees for the Board of Directors.
•	Each of our Named Executive Officers, as defined below under “Executive Compensation”.
•	All of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to our securities.  Except as indicated in the footnotes to this table, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.  The number of shares beneficially owned by each person as of March 6, 2014 includes shares of common stock that such person has the right to acquire on or within 60 days after March 6, 2014 upon the exercise of vested stock options and also includes shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.  For each person or group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person, calculated as described in the previous sentence, by the sum of the 4,206,631 shares of common stock outstanding on March 6, 2014 plus the number of shares of common stock that such person or group has the right to acquire on or within 60 days after March 6, 2014. Beneficial ownership representing less than one percent is denoted with an "*"

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class

Directors and Officers
James E. Biddle, Jr. (1)	21,427	*
Phillip Brothman (2)	42,465	*
Marsha S. Henderson	2,788	*
Gary A. Kajtoch (3)	44,792	1.03%
Kenneth C. Kirst (4)	12,599	*
Robert G. Miller, Jr. (5)	108,970	2.52%
David J. Nasca (6)	76,932	1.78%
John R. O’Brien (7)	11,632	*
Michael J. Rogers	2,186	*
Nora B. Sullivan	347	*
Thomas H. Waring, Jr. (8)	10,159	*
Lee C. Wortham	4,002	*
Directors and executive officers as a group; 14 persons (9)	350,195	8.09%

5% Security Holders
Wellington Management Company, LLP (10) 280 Congress Street Boston, MA 02210	410,154	9.47%
Sandler O'Neill Asset Management, LLC (11) 780 Third Avenue, 5th Floor New York, NY 10017	306,700	7.08%
Castine Capital Management, LLC (12) One International Place, Suite 2401 Boston, MA 02110	248,000	5.73%

(1)	Includes 3,103 shares that Mr. Biddle may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.
(2)

Includes 3,459 shares owned by Mr. Brothman's wife, 1,973 shares held by Merrill Lynch as custodian for Phillip Brothman IRA account, and 7,756 shares that Mr. Brothman may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.  As previously reported in a Form 8-K filed by the Company on November 25, 2013, Mr. Brothman has announced his decision to retire effective April 30, 2014.

(3)

Includes 20,908 shares that Mr. Kajtoch may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter and 2,533 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(4)	Includes 1,481 shares owned by Mr. Kirst’s wife, and 2,000 shares that Mr. Kirst may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.
(5)

Includes 27,868 shares that Mr. Miller may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter and 2,848 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(6)

Includes 1,249 shares owned jointly by Mr. Nasca and his wife, 477 shares owned by Mr. Nasca’s children, 42,620 shares that Mr. Nasca may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter and 5,055 shares of restricted stock that are subject to forfeiture and transfer restrictions until the vesting date thereof.

(7)	Includes 3,921 shares that Mr. O’Brien may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.
(8)	Includes 900 shares held by Mr. Waring’s wife, and 4,654 shares that Mr. Waring may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.
(9)	Includes 11,896 shares that such persons may acquire by exercise of options exercisable on March 6, 2014 or within 60 days thereafter.
(10)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2014.
(11)	Based on the most recently available Schedule 13D/A filed with the SEC on January 10, 2014.
(12)	Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2014.

Equity Compensation Plans.  All equity compensation plans maintained by the company were approved by the Company’s shareholders.  Shown below is certain information as of December 31, 2012 concerning the shares of the Company’s common stock that may be issued under existing equity compensation plans.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Security Holders	(#)	($)	(#) (1)
Evans Bancorp, Inc. 2009 Long-Term Equity Incentive Plan	199,892	$ 14.60	243,872
Evans Bancorp, Inc. 1999 Employee Stock Option and Long-Term Incentive Plan	64,084	$ 18.88	-
Evans Bancorp, Inc. Employee Stock Purchase Plan	-	-	167,950
Total	263,976		411,822

(1) This column excludes shares reflected under the column “Number of Securities to be issued upon exercise of outstanding options.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company's officers and directors, and persons who beneficially own more than 10% of the Company's common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's officers and directors, the Company believes that during fiscal 2013, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with by such persons, except that Nora B. Sullivan filed a late report on Form 4 to report a purchase of 200 shares of common stock of the Company.

PROPROSAL I – ELECTION OF DIRECTORS

The Company's bylaws provide for a classified board of directors, with three classes of directors, each nearly as equal in number as possible.  Each class serves for a three-year term, and one class is elected each year.  The Board of Directors is authorized by the Company's bylaws to fix from time to time, the number of directors that constitute the whole Board of Directors.  The Board size is set at thirteen members.  The nominees for director at the 2014 Annual Meeting are: James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, and Nora B. Sullivan, for terms to expire at the 2017 Annual Meeting and until their successors are duly elected and qualified.

The Board of Directors has no reason to believe that any nominee would be unable or unwilling to serve, if elected. In the event that any nominee for director becomes unavailable and a vacancy exists, it is intended that the Nominating Committee of the Board of Directors will recommend a substitute nominee for approval by the Board of Directors.

It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted “FOR” the director nominees: James E. Biddle, Jr., Marsha S. Henderson, Kenneth C. Kirst, and Nora B. Sullivan.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS.

INFORMATION REGARDING DIRECTORS, DIRECTOR NOMINEES

AND EXECUTIVE OFFICERS

The following tables set forth the names, ages, and positions of the director nominees, the directors continuing in office, and the executive officers of the Company:

Nominees for Director:

Name	Age	Position	Term to Expire	Independent*
James E. Biddle, Jr.	52	Director	2017	Yes
Marsha S. Henderson	66	Director	2017	Yes
Kenneth C. Kirst	61	Director	2017	No
Nora B. Sullivan	56	Director	2017	Yes

* Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE MKT.

Directors Continuing in Office and Executive Officers:

Name	Age	Position	Term Expires	Independent*
Phillip Brothman**	76	Director	2016	Yes
Robert G. Miller, Jr. †	57	Director Secretary of the Company President of The Evans Agency, LLC Executive Vice President of Evans Bank, N.A.	2015	No
David J. Nasca †	56	Director President and Chief Executive Officer of the Company President and Chief Executive Officer of Evans Bank, N.A.	2016	No
John R. O’Brien	64	Director Chairman of the Board	2015	Yes
Michael J. Rogers	56	Director	2015	Yes
Thomas H. Waring, Jr.	56	Director	2016	Yes
Lee C. Wortham	56	Director Vice Chairman of the Board	2016	Yes
Gary A. Kajtoch †	47	Treasurer of the Company Executive Vice President and Chief Financial Officer of Evans Bank, N.A.	---	---

† Executive Officer

*  Independence has been determined by the Company’s Board of Directors as defined in the listing rules of NYSE MKT

** As previously reported on a Form 8-K filed on November 25, 2013, Mr. Brothman has announced his intention to resign from the Board of Directors effective April 30, 2014.

Directors, Director Nominees and Executive Officer Information.

Set forth below are the biographies of (1) each of the nominees and continuing directors containing information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that the person should serve as a director for the Company beginning in 2014, and (2) the executive officers of the Company.

Nominees for Director

Mr. Biddle has been a director of the Company since 2001.  He serves as the Chairman and Treasurer of Mader Construction Co., Inc., and has held that position since 2001.  Mr. Biddle serves as the Chief Financial Officer of Bullis Investors, LLC, and has held that position since 2007.  In addition, Mr. Biddle serves as the Vice President and Treasurer of Arric Corp., an environmental remediation company.  Mr. Biddle has extensive experience in the construction sector, an attribute that enables him to assist the Board in understanding the opportunities and risks of a large component of our loan portfolio.  In addition, his experience as a treasurer provides the Board with skills in assessing risk and exercising diligence, which are functions relevant to his service on the Audit Committee, as well as the Governance and Nominating Committees.  We believe that Mr. Biddle’s work in the construction industry, his continuing executive experience, and his proven financial acumen make him a very valuable member of our Board and its Audit, Governance and Nominating Committees.

Ms. Henderson has been a director of the Company since 2011.  She is the Consultant to the President at the University at Buffalo, a university in the State University of New York system, and has held that position since 2011.  From 2005 to 2011, Ms. Henderson served as the Vice President for External Affairs at the University at Buffalo.  Ms. Henderson was the President of the Western New York District of KeyBank, N.A. from 1998 to 2005.  From 1990 to 1998, Ms. Henderson held the position of Senior Vice President and Market Manager, Private Clients Group, of Fleet Boston.  Ms. Henderson worked at M&T Bank from 1971 to 1990, with much of her time spent in commercial lending and operations, including as Vice President of the WNY Commercial Group from 1985 to 1990.  Ms. Henderson’s experience working in a leadership position in the Western New York banking industry and her highly visible role in one of Western New York’s leading institutions in the University at Buffalo provide the Board with valuable banking and strategic expertise and community leadership, and qualify her for service as chair of the Board’s Governance Committee and a member of the Board’s Nominating Committee.

Mr. Kirst has been a director of the Company since 2005.  He is the Executive Vice President of Kirst Construction, Inc., a construction company, and has held that position since 2004.  From 1976 until 2004, he was the Vice President of Kirst Construction, Inc.  Mr. Kirst’s significant experience as an executive in a construction company provides the Board with in-depth knowledge of the real estate marketplace.  We believe that his high-level executive experience qualifies him for service as a member of our Board of Directors and its Human Resource and Compensation Committee.

Ms. Sullivan has been a director since September 2013.  She is President of Sullivan Capital Partners, LLC, a financial services company providing investment banking and consulting services to closely-held private businesses.  Ms. Sullivan focuses on strategic planning, mergers and acquisitions, and governance matters.  Prior to founding Sullivan Capital Partners in 2004, Ms. Sullivan worked for Citigroup Private Bank from 2000 to 2004, providing wealth management and private equity services to high net worth clients.  From 1995 to 1999, Ms. Sullivan was Executive Vice President of Rand Capital Corporation (NASDAQ: RAND), a publicly traded closed-end investment management company providing capital and managerial expertise to small and mid-size businesses.  Ms. Sullivan began her career in the legal profession where she held various positions with significant legal responsibility and acquired a solid foundation in corporate related matters and business transactions.  She is currently and has been a member of the board of directors of several privately held businesses, working closely with fellow board members, management and ownership on strategic planning initiatives, developing exit strategies and implementing sound governance practices.  We believe Ms. Sullivan’s unique combination of legal experience and financial services expertise qualifies her to serve on our Board of Directors, and as a member of the Board’s Human Resource and Compensation and Governance Committees.

Directors Continuing in Office and Executive Officers

Mr. Brothman has been a director of the Company since 1976.  He was a partner in the law firm of Hurst Brothman & Yusick from January 1969 until February 2004 when Hurst Brothman & Yusick merged with Harris Beach PLLC.  Mr. Brothman was a member of the law firm of Harris Beach PLLC from February 2004 until January 2010 when he became Senior Counsel to the Firm, and later retired as counsel to Harris Beach, PLLC on December 31, 2013.  He served as Chairman of the Board of Directors of the Company and Chairman of the Board of Directors of Evans Bank, N.A. (the “Bank”) from January 2001 through April 2012.  Mr. Brothman has announced his intention to resign from our Board of Directors effective April 30, 2014.  Mr. Brothman’s board experience, from his eleven years as Chairman of the Company’s Board and his three decades of experience as a member of the Company’s Board of Directors, have provided him with key skills in working with directors and understanding board processes and functions.  These same skills have made him well suited to serve on our Audit Committee and Human Resource and Compensation Committee.  Further, we believe Mr. Brothman’s professional interaction with multiple sectors of industry, including local municipalities and school districts, small and mid-sized businesses, and high net-worth individuals, have provided our Board with insights into the local business climate.

Mr. Miller has been a director of the Company since 2001 and has served as the Secretary of the Company since April 2010.  He has served as the President of The Evans Agency, LLC (“TEA”), an indirect wholly-owned subsidiary of the Company, since 2000 and as Executive Vice President of the Bank, since December 2009.  He also has served as the President of Evans National Financial Services, LLC, a wholly-owned subsidiary of the Bank, since May 2002.  Mr. Miller serves as President of TEA pursuant to an employment agreement with the Company and TEA.  Mr. Miller’s substantial experience in the financial services industry gives him a solid foundation from which to advise the Board with respect to financial service acquisition opportunities, and his experience overseeing a financial sales force provides him with a practical background on matters such as developing strategies to succeed in a highly competitive marketplace.

Mr. Nasca has been a director of the Company since 2006.  Mr. Nasca also serves as the President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank.  He has held the position of President of the Company and the Bank since 2006, and Chief Executive Officer of the Company and the Bank since 2007.  Mr. Nasca served as Chief Operating Officer of LifeStage, LLC, a health care services startup company, from October 2005 to August 2006.  From June 2004 to July 2005, Mr. Nasca served as Executive Vice President of Strategic Initiatives of First Niagara Financial Group.  Mr. Nasca held the position of Executive Vice President, Consumer Banking Group, Central New York Regional Executive of First Niagara Financial Group from June 2002 through June 2004.  From October 2000 to June 2002, Mr. Nasca served as President and CEO of Iroquois Financial, Inc. and Cayuga Bank which were wholly owned by First Niagara Financial Group.  Mr. Nasca serves as President and CEO of the Company and the Bank pursuant to an employment agreement with the Company and the Bank.  As President and CEO, Mr. Nasca provides our Board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges and opportunities.  The Board has determined that Mr. Nasca’s significant experience in the banking industry over the past 30 years, including operational, financial, and executive roles, as well as his unique perspective as leader of our management team, qualifies him for service as a member of our Board of Directors.

Mr. O’Brien has been a director of the Company since 2003 and has served as Chairman of the Board since April 2012.  He previously served as Vice Chairman of the Board from 2008-2012.  Prior to his retirement in June 2004, Mr. O’Brien served as the Executive Director of Financial Administration for the Roman Catholic Diocese of Buffalo, New York.  Prior to his role with the Diocese of Buffalo, Mr. O’Brien was an audit partner at KPMG LLP, a national accounting and consulting firm.  We believe his extensive high-level executive experience monitoring regulatory financial compliance and interacting with inside and outside public accountants and auditors routinely exposed him to financial analysis and oversight, preparing him for service a member of the Audit Committee.  These same skills and executive experience of over 40 years make him well suited as a member of our Governance, Nominating, and Human Resource and Compensation Committees.

Mr. Rogers has been a director of the Company since 2011.  He is a certified public accountant in New York State and the managing member of a real estate development company, Oakgrove Development, LLC, a position he has held since 2009.  Mr. Rogers was the Executive Vice President and Chief Financial Officer of Great Lakes Bancorp, Inc., the parent company of Greater Buffalo Savings Bank, from 2006 to 2008.  From 2004 to 2006, Mr. Rogers worked as an independent consultant, principally on Sarbanes-Oxley initiatives and business rationalization reviews.  Mr. Rogers worked at KPMG LLP, a leading accounting firm, from 1984 to 2004, serving as an audit partner from 1995 to 2004.  In his role as an auditor at KPMG LLP, Mr. Rogers worked on several engagements for financial institutions, particularly banks.  His many years of experience have provided Mr. Rogers with a very strong knowledge base on the banking industry.  His previous roles as an audit partner, SEC reviewing partner, and CFO also demonstrate his high level of competence in the areas of finance and accounting in general, and SEC reporting in particular, qualify him to be our Audit Committee Chairman and provide the Board an additional expert on these matters in an increasingly complex regulatory environment.

Mr. Waring has been a director of the Company since 1998.  He has owned and managed Waring Financial Group, a financial planning, insurance and financial services and sales firm, since 1996.  He has also been the managing member of Family & Business Directions, LLC, a fee-based consulting business serving family-held and closely-held business owners, their families, and key executives, since 2010.  Mr. Waring’s financial services experience provides the Board with a deeper understanding of the products and services which the Company needs to provide in the marketplace to remain competitive, as well as the delivery of those products and services.  Mr. Waring frequently advises high net worth individuals, family business owners and closely-held business owners.  He is experienced in providing strategic planning and development advice, including designing and implementing executive and key employee benefits. We believe that Mr. Waring’s qualifications to serve on our Board of Directors and Human Resource and Compensation Committee include his extensive sales and marketing experience with a financial services company, as well as his executive leadership and management experience.

Mr. Wortham has been a director of the Company since 2011 and has served as Vice Chairman since April 2012.  He has been a Partner in Barrantys LLC, a consultant and service provider to wealthy families and family offices, since 2007.   Prior to his role with Barrantys, Mr. Wortham was an Executive Vice President of First Niagara Financial Group from 2005 to 2007, where his responsibilities included wealth management, risk management, and corporate marketing.  From 1999 to 2005, Mr. Wortham was the Executive Vice President of Global Private Client Services, Product Development, and Central Operations for The Bank of New York.  Mr. Wortham held several positions at Chase Manhattan Bank and Chemical Bank (currently JP Morgan Chase & Co.) from 1985 to 1999, including leading the Global Private Bank’s activities in Europe, the Middle East, and Africa while based in London, England.  He started his career at M&T Bank in retail banking from 1980 to 1985.  Mr. Wortham’s extensive experience in the financial services industry makes him a valuable member of our Board, and its Audit, Human Resource and Compensation, Governance, and Nominating Committees.  His expertise has been valuable in helping the Board evaluate the Company’s strategies to diversify its product offerings and revenue stream as a growing and competitive financial institution.

Mr. Kajtoch has served as Treasurer of the Company and Chief Financial Officer of the Bank since 2007.  He has also served as Executive Vice President of the Bank since 2009.  Mr. Kajtoch served as Senior Vice President of the Bank from 2007 to 2009.  Prior to joining the Company, Mr. Kajtoch served as a Vice President in the Finance Division of M&T Bank.  His responsibilities at M&T Bank included serving as manager of Management Accounting from 2005 to 2007.  Mr. Kajtoch serves as Treasurer of the Company and Chief Financial Officer and Executive Vice President of the Bank pursuant to an employment agreement with the Company and the Bank.

Independence of Directors

A majority of the Board of Directors, and each member of the Audit, Human Resource and Compensation, and Nominating Committees, are independent, as affirmatively determined by the Board, consistent with the criteria established by NYSE MKT and as required by our bylaws.

The Board has conducted an annual review of director independence for all current nominees for election as directors and all continuing directors.  During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and principal shareholders, including those reported below under “Transactions with Related Persons.”  The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates.  The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that of the nominees, James E. Biddle, Jr., Marsha S. Henderson, and Nora B. Sullivan meet the Company’s standard of independence, as do the following continuing directors: Phillip Brothman, John R. O’Brien, Michael J. Rogers, Thomas H. Waring, Jr., and Lee C. Worthman.  David J. Nasca and Robert G. Miller, Jr. were determined not to be independent because they are currently executive officers of the Company.  Kenneth C. Kirst was determined not to be independent because transactions between the Bank and a company owned by Mr. Kirst’s son-in-law exceeded $120,000 during 2013.

Leadership Structure.  John R. O’Brien has served as Chairman of the Company’s Board of Directors since April 2012.  In his capacity as Chairman, Mr. O’Brien chairs meetings of the Board and executive sessions of the Board, coordinates the activities of the other independent directors, and performs such other duties and responsibilities as the Board of Directors may determine.  These duties also include chairing meetings of the Company’s shareholders, overseeing the preparation of agendas for meetings of the Board, keeping directors informed through the timely distribution of information and reports, maintaining contact with the Company’s CEO and outside counsel between meetings to stay current on developments and to determine when it may be appropriate to alert the Board to significant pending developments, serving as a liaison between independent directors and the CEO with respect to sensitive issues, and other matters.

We separated the positions of Chairman and CEO in 2001.  While the separation of these positions is not required by our bylaws, we believe that it is the most appropriate leadership structure for us at this time.  We believe that it is advantageous to separate the two positions in order to provide for independent director control over Board agenda and information flow, encourage open and lively communication between the independent directors and management, and to help balance the leadership of the Board.

Oversight of Risk Management.  The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, credit, liquidity, legal and regulatory, and strategic and reputational risks.  The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting.  This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  The Board’s role in the Company’s risk oversight process has not directly impacted its leadership structure.

Compensation Risk.  The Human Resource and Compensation Committee considers risk and its influence on the Company's compensation programs. This Committee reviews each compensation element individually and in the aggregate to ensure that the overall compensation program provides a balanced perspective that ultimately aligns pay with performance while also ensuring bonus / incentive programs do not motivate inappropriate risk-taking.  Equity award levels and practices are set to foster shared interests between management and shareholders, but are not considered by the Committee to be at levels that would drive inappropriate behavior. In the Committee's judgment, the compensation policies and practices of the Company do not give rise to material risks.

In addition, we are subject to guidance issued by the FDIC, the FRB and the OCC designed to ensure that incentive compensation arrangements at banking organizations appropriately tie rewards to longer-term performance and do not undermine the safety and soundness of the firm or create undue risks to the financial system.  This guidance embodies three core principles, which are: (1) incentive compensation arrangements at a banking organization should provide employees incentives that appropriately balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks; (2) these arrangements should be compatible with effective controls and risk management, and (3) these arrangements should be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors.  We believe that our incentive compensation programs are in compliance with this guidance.

Policy for Director Attendance at Annual Meeting.  It is the policy of the Company that all directors be present at the Annual Meeting, barring unforeseen or extenuating circumstances.  All directors were present at the Company’s 2013 Annual Meeting, other than Ms. Sullivan, who was not yet a member of the Board of Directors.

Shareholder Communications with the Board of Directors.    Shareholders and other parties interested in communicating directly with the Company’s Board of Directors may do so by writing to the Evans Bancorp, Inc. Board of Directors, One Grimsby Drive, Hamburg, NY 14075.  All correspondence received under this process is compiled and summarized by the Executive Assistant to the President and Chief Executive Officer of the Company and presented to the Board of Directors, in accordance with our Policy for Communication to the Board of Directors.  Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee, as set forth in our Employee Complaint Procedure for Accounting and Auditing Matters.  Each of these policies is available in the Governance Documents section of the Company’s website (www.evansbancorp.com).

Code of Ethics for Chief Executive Officer and Principal Financial Officers.  The Company has a "Chief Executive Officer/Treasurer/Controller Code of Ethics," which is applicable to the Company’s principal executive officer, principal financial officer, and principal accounting officer.  The "Chief Executive Officer/Treasurer/Controller Code of Ethics" is available in the Governance Documents section of the Company’s website (www.evansbancorp.com).  The Company intends to post amendments to or waivers from its code of ethics at this location on its website.

BOARD OF DIRECTOR COMMITTEES

The Company’s Board of Directors has four standing committees: the Audit Committee, the Governance Committee, the Human Resource and Compensation Committee and the Nominating Committee.  The members of each committee have been nominated by the Chairman of the Board of Directors and approved by the full Board.  The names of the members of each committee, together with a brief description of each committee’s function, are set forth below.

Audit Committee:

Michael J. Rogers, Chairman	James E. Biddle, Jr.	Phillip Brothman
John R. O’Brien	Lee C. Wortham

The Audit Committee met five times during fiscal 2013.  The Audit Committee is responsible for reviewing the financial information of the Company that will be provided to shareholders and others, overseeing the systems of internal controls which management and the Board of Directors have established, selecting and monitoring the performance of the Company’s independent auditors, and overseeing the Company’s audit and financial reporting processes.  The Board of Directors has determined that John R. O’Brien, James E. Biddle, Jr., Michael J. Rogers, and Lee C. Wortham each qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K, and that each member of the Audit Committee is an "independent director" in accordance with applicable NYSE MKT listing requirements, including the heightened independence requirements applicable to Audit Committee members, and Rule 10A-3(b)(1) under the Exchange Act.  The Board of Directors has adopted an Audit Committee Charter, which is available in the Governance Documents section of the Company's website at www.evansbancorp.com.

Human Resource and Compensation Committee:

Lee C. Wortham

Thomas H. Waring, Jr., Chairman	Phillip Brothman	Marsha S. Henderson (until 10/2013)
John R. O’Brien	Nora B. Sullivan (beginning 10/2013)	Lee C. Wortham

The Human Resource and Compensation Committee met five times during fiscal 2013.  The Human Resource and Compensation Committee is responsible for administering the Company’s equity incentive plans and awarding new grants thereunder, for administering the Evans Excels Performance Incentive Plan, the Employee Stock Purchase Plan and the Executive Severance Plan, for making such determinations and recommendations as the Human Resource and Compensation Committee deems necessary or appropriate regarding the remuneration and benefits of employees of the Company and its subsidiaries and, in addition, for reviewing with management the Compensation Discussion and Analysis and providing a report recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Proxy Statement.

The Human Resource and Compensation Committee has the authority to act on behalf of the Board of Directors in setting compensation policy, administering Board or shareholder approved compensation plans, approving benefit programs and making decisions for the Board with respect to compensation of senior management.  The Human Resource and Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Human Resource and Compensation Committee, the Board or members of management.  As discussed in more detail below under “Compensation Discussion and Analysis,” the Company’s executive officers may attend Human Resource and Compensation Committee meetings to present data and analysis and to make recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions.  The Human Resource and Compensation Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to CEO and other officer compensation, evaluates the performance of the CEO and the other executive officers in light of those goals and objectives, and determines and recommends compensation levels for the CEO and the other executive officers to the Board of Directors based on this evaluation.

The Human Resource and Compensation Committee also has the authority to review and recommend to the full Board for approval director compensation, including board fees, committee fees and additional compensation, including awards of restricted stock and stock options.

In carrying out its duties, the Human Resource and Compensation Committee has the authority to retain, at the Company’s expense, to oversee the work of, and to terminate, a compensation consultant.  The Human Resource and Compensation Committee also has the authority to retain independent counsel and other advisors at the Company’s expense.  The Human Resource and Compensation Committee engaged Arthur Warren & Associates, Esq., an executive compensation consultant specializing in community bank compensation plans, to provide advisory services regarding director compensation and preparation for the Company’s first “Say On Pay” vote, conducted at the 2013 Annual Meeting of Shareholders.  The Committee also engaged McLagan, an Aon Hewitt company providing Performance/Reward consulting and benchmarking services for the financial services industry, to provide the Committee with an update and reporting on recent compensation trends within the industry, described in greater detail under “Executive Compensation – Compensation Discussion and Analysis – Compensation Recovery Policy” and “Executive Compensation – Compensation Discussion and Analysis – Executive Total Compensation”, respectively, below.

The Board of Directors has determined that each of the members of the Human Resource and Compensation Committee is an “independent director,” in accordance with applicable NYSE MKT listing requirements, including the heightened independence requirements applicable to compensation committee members.  The Board of Directors has adopted a Human Resource and Compensation Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.

Governance Committee:

Lee C. Wortham

Marsha S. Henderson, Chairwoman	James E. Biddle, Jr.	John R. O’Brien
Nora B. Sullivan	Lee C. Wortham

The Governance Committee met twice during fiscal 2013.  Its purpose is to assist the Board in developing and implementing corporate governance guidelines for the Company, and to provide oversight of the corporate governance affairs of the Company, including strategic planning.  The Board of Directors has adopted a Governance Committee Charter, which is available in the Governance Documents section of the Company’s website at www.evansbancorp.com.

Nominating Committee:

Lee C. Wortham

James E. Biddle, Jr., Chairman	Marsha S. Henderson
John R. O’Brien	Lee C. Wortham

The Nominating Committee met once during fiscal 2013.  It is charged with the responsibility of identifying and recommending to the Board candidates for director nominees to be presented to the shareholders for their consideration at the annual meetings of shareholders, and to fill vacancies on the Board of Directors.  The director nominees for the Annual Meeting were selected by a majority of the independent directors of the full Board.  The Board of Directors has determined that each of the members of the Nominating Committee is an "independent director," in accordance with applicable NYSE MKT listing requirements. The Board of Directors has adopted a Nominating Committee Charter, which is available in the Governance Documents section of the Company's website at www.evansbancorp.com.

The Company's bylaws set out the procedure to be followed by shareholders desiring to nominate directors for consideration at an annual meeting of shareholders.  Under the Company's bylaws, shareholder director nominations must be submitted to the Secretary of the Company in writing not less than 14 days nor more than 50 days immediately preceding the date of the annual meeting.  If less than 21 days notice of the annual meeting is given to shareholders, nominations must be mailed or delivered to the Secretary of the Company not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  Such notification must contain the following information to the extent known by the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder.  Additionally, the Company's bylaws require that, in order to serve as a director of the Company, an individual must own at least $50,000 aggregate market value of the Company's common stock, based on the trailing 365-day average price, and must be less than 70 years of age.  Upon his or her first election or appointment to the Board of Directors, a new director must hold, or must obtain within 60 calendar days after such election or appointment, not less than $10,000 aggregate market value of the Company's common stock, based on the trailing 365-day average price.  A new director has a period of 5 years from the beginning of such director’s term of office to obtain the required $50,000 aggregate market value of the Company’s common stock.  The value of a new director’s qualifying shares at the beginning of his or her term in office will be determined as of the date purchased or the date on which the individual becomes a director, whichever value is greater.  Nominations not made in accordance with the bylaws of the Company may be disregarded by the presiding officer of the meeting, in his or her discretion, and upon his or her instruction, the inspectors of election may disregard all votes cast for each such nominee.  However, in the event that any such nominee is nominated by more than one shareholder, the nomination shall be honored, and all votes cast in favor of such nominee shall be counted if at least one nomination for that person complies with the provisions of the bylaws of the Company.

The process whereby the Nominating Committee identifies director candidates may include identification of individuals well-known in the community in which the Company operates and individuals recommended to the Nominating Committee by current directors or officers who know those individuals through business or other professional relationships, as well as recommendations of individuals to the Nominating Committee by shareholders and customers.  In its evaluation of prospective director candidates, the Nominating Committee considers an individual's independence (as defined in the listing rules of NYSE MKT), as well as his or her skills and experience relative to the needs of the Company.  Director candidates meet personally with the members of the Nominating Committee and are interviewed to determine their satisfaction of the criteria referred to above.  Although the Company has no policy regarding diversity, the charter of the Nominating Committee provides that diversity is one of the criteria the Nominating Committee may consider when selecting individuals to recommend for Board membership, together with independence, sound judgment, skill, integrity, willingness to make the required time commitment, understanding of financial statements and knowledge of and experience in the Company’s and its subsidiaries’ businesses, and the interplay of a candidate’s experience with the experience of other members of the Board of Directors.  There is no difference in the manner in which the Nominating Committee will evaluate director candidates recommended by shareholders, as opposed to director candidates presented for consideration to the Nominating Committee by directors, officers or otherwise.

Board Meetings and Attendance at Board of Director and Committee Meetings.  The Company’s Board of Directors met twelve times during fiscal 2013.  Each incumbent director attended at least 75% of the aggregate of: (1) all meetings of the Company’s Board of Directors (held during the period for which he or she served as a director) and (2) all meetings held by the committees of the Company’s Board of Directors on which he or she served (during the periods that he or she served).

Availability of Committee Charters and Other Corporate Governance Documents.  Current copies of the written charters for the Audit Committee, Governance Committee,    Human Resource and Compensation Committee, and Nominating Committee, copies of the Company's "Chief Executive Officer/Treasurer/Controller Code of Ethics" and the "Code of Conduct," the "Policy for Communication to the Board of Directors," and the “Employee Complaint Procedure for Accounting and Auditing Matters” are available in the Governance Documents section of the Company's website at www.evansbancorp.com.

DIRECTOR COMPENSATION

Director Fees.  Each director of the Company also serves as a member of the Board of Directors of the Bank. Non-employee directors do not receive compensation for attending meetings of the Bank’s Board, but do receive committee meeting fees.  Further, it is the policy of the Board that employee directors are not paid for their service on the Company's or the Bank's Board of Directors in addition to their regular employee compensation.

During fiscal 2013:

•

Non-employee directors were compensated at the rate of $1,000 in cash ($1,350 for Mr. Biddle, who takes the minutes of the Board’s meetings), payable on a monthly basis, and $700 per month in shares of restricted stock payable as a lump sum grant equal to $8,400 at the February board meeting.  The number of shares of restricted stock awarded was calculated by dividing $8,400 by the closing price for a share of the Company’s common stock on the NYSE MKT on the date of grant.  In March 2013, each non-employee director received a grant of 476 shares of restricted stock, at a grant date fair value of $17.64 per share, for service during 2013.  Each restricted stock grant vests on a one-year basis, with 100% of the award vesting on the anniversary of the grant date, subject to full acceleration of vesting upon an individual’s death, disability, retirement or involuntary termination in connection with a change in control of the Company.  Vesting of restricted stock grants is accelerated on a pro-rated basis upon the individual’s resignation.  Upon Ms. Ware’s resignation from the Board in June 2013, a pro-rated portion of her March 2013 grant, equal to 238 shares, vested.  Ms. Sullivan was appointed to the Board in September 2013, and received a pro-rated portion of the March 2013 grant, equal to 147 shares.

•

Non-employee directors were compensated at a rate of $400 per committee meeting of the Board of Directors of the Company and of the Bank, and the chairperson of each committee received $600 per meeting, except that members of the Company’s Audit Committee and Human Resource and Compensation Committee received $650 per meeting, and the chairperson of each of those committees received $950 per meeting.

•	Non-employee directors received $400 for attendance at a strategic planning meeting held outside of normal monthly Board meetings and regular committee meetings.

•

In addition to director meeting fees, the individual serving as Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $43,000.  He or she does not receive committee meeting fees while serving as Chairman.

•	In addition to director meeting fees, the individual serving as Vice Chairman of the Company’s Board of Directors and the Bank’s Board of Directors is entitled to receive an annual fee of $5,000.

Director Compensation.  The following table provides information with regard to the compensation paid to the Company's non-employee directors for their service during the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) ($)	Total ($)

James Biddle, Jr.	21,100	8,400	535	30,035
Phillp Brothman	18,050	8,400	1,334	27,784
Marsha S. Henderson	25,000	8,400	588	33,988
Kenneth C. Kirst	27,800	8,400	1,019	37,219
John R. O'Brien	55,000	8,400	-	63,400
Michael J. Rogers	27,900	8,400	-	36,300
Nora B. Sullivan (4)	6,650	2,800	-	9,450
Nancy W. Ware (4)	7,150	4,200	-	11,350
Thomas H. Waring	17,000	8,400	55	25,455
Lee C. Wortham	24,804	8,400	-	33,204

(1)

Reflects the fair value of the awards at grant date, in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be recognized by the directors.

(2)	The following reflects all equity awards granted to each director during 2013 that were outstanding as of December 31, 2013:

Name	Stock Awards (#)
James E. Biddle, Jr.	476
Phillip Brothman	476
Marsha S. Henderson	476
Kenneth C. Kirst	476
John R. O'Brien	476
Michael J. Rogers	476
Nora B. Sullivan	147
Nancy W. Ware	-
Thomas H. Waring, Jr.	476
Lee C. Wortham	476

(3) The Company maintains a non-qualified deferred compensation plan whereby the directors may elect to defer 1% to 100% of their fees until retirement or termination of service.  The Company credits such deferrals at a rate determined at the beginning of each plan year equal to 1% over the prime rate as of each January 1st.  This column reflects amounts credited under the deferred compensation plan during 2013 at interest rates greater than 120% of the applicable federal long-term rate then in effect.  Only the above-market portion of interest credited to the participating directors’ accounts has been reported.

(4)  Ms. Ware resigned from her position as director of the Company in June 2013.  When she retired, a pro-rata amount of the original $8,400 grant vested, equal to 238 shares.  Ms. Sullivan was appointed to fill a vacancy in September 2013 and received a pro-rata amount of the original $8,400 grant, equal to 147 shares.

HUMAN RESOURCE AND COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The members of the Human Resource and Compensation Committee during 2013 were:  Phillip Brothman, Marsha S. Henderson (until October 2013), John R. O’Brien, Nora B. Sullivan (beginning October 2013), Thomas H. Waring, Jr., and Lee C. Wortham.  None of the members of the Human Resource and Compensation Committee during fiscal 2013 is or has been an officer or employee of the Company or any of its subsidiaries, and no member had a relationship during 2013 requiring disclosure under “Transactions With Related Persons,” below.

During fiscal 2013, none of the Company's executive officers served on the compensation committee (or equivalent) or on the board of directors of another entity with “interlocking” relationships requiring disclosure under applicable SEC rules.

HUMAN RESOURCE AND COMPENSATION COMMITTEE REPORT

The information contained in this Human Resource and Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The  Human Resource and Compensation Committee of the Board of Directors has reviewed and discussed the section of this Proxy Statement entitled "Compensation Discussion and Analysis" with management.  Based on this review and discussion, the  Human Resource and Compensation Committee recommended to the Board of Directors that the section entitled "Compensation Discussion and Analysis" be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Human Resource and Compensation Committee

Lee C. Wortham

Thomas H. Waring, Jr., Chairman	Phillip Brothman
John R. O’Brien	Nora B. Sullivan
Lee C. Wortham

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

Executive Summary.

Financial Performance. Despite an economic environment that continued to be challenging during 2013, the Company delivered strong financial performance and growth.

•

The Company achieved net income in 2013 of $7.9 million, a 3.4% decrease from $8.1 million  record earnings in 2012.  By comparison, net income of the 2013 Proxy Peer Group (defined below) increased by 0.8% in 2013.  On a per diluted share basis, net income for the Company was $1.85 compared with $1.95 in the prior year period.

•	Net interest income increased by 2.0% to $28.3 million in 2013 over 2012, compared with a 2.8% decrease for the 2013 Proxy Peer Group.
•	Return on average equity declined to 10.06% in 2013 from 11.20% in 2012, compared with 9.50% for the 2013 Proxy Peer Group.
•	The ratio of non-performing loans and leases to total loans and leases increased from 1.41% to 2.12% year over year. The ratio for the Proxy Peer Group was 1.40% at December 31, 2013.

Executive Compensation Philosophy.

The Company seeks to align the interests of its executive officers, including the executive officers named in the Summary Compensation Table below (the “NEOs”) with the interests of its shareholders.  The Company’s compensation program is designed to complement the strategic plan objectives and to reward executives for performance as measured against short-term goals, long-term sustained results to the Company’s shareholders, and the Company’s core values.  The Company continues to design and monitor its compensation programs to further ensure that those programs are aligned with these objectives and to reflect emerging best practices.

As part of this process, during 2013 the Human Resource and Compensation Committee of the Company’s Board of Directors (the “Committee”) reviewed and approved all of the Company’s executive and employee incentive plans to monitor the levels of risk involved in each program.  The Committee also conducted its annual performance evaluation to confirm satisfactory completion of its responsibilities under the Human Resource and Compensation Committee Charter, and reviewed and approved the committee charter and the Company’s compensation philosophy, which is described in greater detail below.

In addition, the Company continues to focus on rewarding NEOs for achievement of short-term and long-term strategic and operational goals and increased shareholder return, while at the same time avoiding the encouragement of excessive or unnecessary risk taking. Toward that end, the Company continued to emphasize the following prudent compensation practices during 2013:

•

Short-term and long-term incentive compensation is tied to both financial and non-financial performance measures in order to further align the interests of NEOs with those of the Company’s shareholders.

•

Compensation criteria are structured so that achievement of corporate and individual goals do not encourage excessive risk-taking through the use of guardrails which provide a top and bottom metric to monitor performance.

•

Performance-based compensation paid to our executive officers is subject to a “clawback” policy, providing for the return of incentive compensation in the event of a restatement of our financial statements involving fraud or illegal conduct.

•	No tax “gross-ups” are included in any employment-related agreements.

•	Perquisites and personal benefits are limited to those that support a demonstrated business purpose.

•

Change in control provisions in the Company’s employment and other agreements with its NEOs provide for payment of severance benefits, including accelerated vesting of stock options and restricted stock, only upon termination of employment or job diminishment in connection with a change in control (a so-called “double trigger” event).

Compensation Program Objectives and Overview.  The objective of the Company’s executive compensation programs is to attract, develop and retain executive officers capable of effectively leading the Company and maximizing performance for the benefit of the Company’s shareholders.  The Committee has reviewed the various elements of executive compensation provided by the Company during 2013 to ensure that the elements of compensation will align executives’ interests with those of the shareholders and the long-term interests of the Company.  The Committee reviews each element of compensation to ensure the compensation packages offered will allow the Company to attract and retain superior executive talent and reward performance while not encouraging excessive risk-taking.  The Company’s executive compensation program during 2013, discussed in greater detail below, included:

•	Cash base salary and employment contracts that are competitive within the industry and designed to enable the Company to recruit and retain highly-qualified individuals;

•	Cash bonus incentive plans, directly linking pay to both Company and individual performance and designed to motivate executives to deliver superior results without encouraging excessive risk-taking;

•	Long-term equity incentives, designed to align executives’ interests with those of the Company’s shareholders in achieving long-term performance;

•	A Supplemental Executive Retirement Plan (“SERP”), designed to assist the Company in retaining talented executives and rewarding long-term service to the Company;

•	A qualified 401(k) plan and a non-qualified deferred compensation plan, allowing executives to defer “pre-tax” earnings to save adequately for retirement;

•	Welfare programs designed to replace income in the event of sickness, accident, retirement or death; and

•	Limited perquisites based on demonstrated business purpose.

The decisions made on senior executive compensation, including NEO compensation, are based primarily upon the Committee’s assessment of each executive’s leadership and operational performance, and his or her potential to contribute to the long-term success and soundness of the Company and to enhance long-term shareholder value.  While the Committee does establish objective performance measures, such as those under the cash bonus incentive plan, the Committee primarily considers its subjective assessment of each individual’s performance rather than  rigid formulas or short-term changes in business performance in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.  Key factors affecting the Committee’s judgment include the executive’s performance compared to the financial, operational, and strategic goals established by the Board of Directors at the beginning of each fiscal year; contribution to the Company’s financial results, particularly with respect to key metrics such as asset growth, credit quality and earnings on capital; and effectiveness in leading our initiatives to increase shareholder value.  Additionally, the Committee assesses each executive’s presence in and commitment to the community.

Role of the Human Resource and Compensation Committee and CEO.  The Committee is composed solely of independent directors of the Company.  It is responsible for all policies and practices related to director, executive and employee compensation.  As part of this responsibility, the Committee, on an annual basis, reviews and approves corporate goals and objectives relevant to executive compensation, and reviews and evaluates the performance of each of the senior executive officers, including the NEOs, in light of those goals and objectives.   Compensation for the NEOs is reviewed and approved by the Committee during the first quarter of each year based on performance during the prior year.

The Committee meets at least quarterly.  Members of Company management may attend Committee meetings to provide the Committee with information relating to the Company’s compensation and benefit plans and programs, recommended changes to those plans and programs, and educational material.  In particular, the Bank’s President and CEO, Chief Financial Officer, and Executive Vice President of Organizational Development & Employee Experience attend Committee meetings to present data and analysis and to formulate recommendations regarding executive (excluding the President and CEO) and employee compensation, benefit plans and promotions.  The Executive Vice President of Organizational Development & Employee Experience provides the Committee with data for its consideration in setting the base salary for the President and CEO.  In addition, certain members of the executive management team may attend Committee meetings to provide guidance on SEC reporting requirements as well as on other matters related to executive compensation, such as employee benefits and related insurance matters.

The Committee believes that this input from management is critical to ensuring that the Committee and its advisors have the data needed to make informed decisions with respect to the Company’s compensation programs and each NEO’s individual compensation.  In determining the base salary, annual incentive and long-term incentive components of CEO compensation, the Committee will consider multiple factors including the Company’s performance and relative shareholder return, the value of similar compensation elements paid  to CEOs at comparable companies, and the awards given to the Company’s CEO in past years.  The Committee also spends a portion of each meeting convening in executive session, without the presence of any members of management or other attendees.

Role of Compensation Consultants.  During 2013, the Committee engaged Arthur Warren & Associates, Esq., an executive compensation consultant specializing in community bank compensation plans, to provide advisory services regarding director compensation and preparation for the Company’s first “Say On Pay” vote, conducted at the 2013 Annual Meeting of Shareholders.  The Committee also engaged McLagan, an Aon Hewitt company providing Performance/Reward consulting and benchmarking services for the financial services industry, to provide the Committee with an update and reporting on recent compensation trends within the industry.

Benchmark Analysis.  The base salary compensation of the NEOs and certain other members of the executive management team are compared to a “benchmark” established using relevant industry compensation surveys and compensation information derived from proxy statements filed by other publicly-held companies in the financial services industry.  The Committee considers the compensation data and financial performance of the financial institutions included in those surveys and filings.  For this analysis, the established Proxy Peer Group, created by the Committee with management input, reflects financial institutions of similar asset size and that operate in geographic regions with a median household income level similar to the Bank’s primary market area, and whose return on average equity and earnings per share are similar to the Company’s.  Based on these criteria, one new institution was named to the Proxy Peer Group in 2013 with fourteen remaining from 2012.

In prior years, the Committee had also reviewed compensation data from a group of local banks and a group composed of banks that may be of larger size or that operate in more affluent geographic regions than the Company’s primary market area.  However, because the Proxy Peer Group data and the additional survey data described below provided significant comparative information and there was some duplication among the Proxy Peer Group and the other comparison groups, in 2013 the Committee determined that it was no longer necessary to utilize data from the other comparison groups.

The Proxy Peer Group utilized in setting equity compensation levels for 2013 included ACNB Corporation, American National Bankshares, Inc., Chemung Financial Corporation, Codorus Valley Bancorp, Inc., Community Bank Shares of Indiana, Inc., ENB Financial Corp., Farmers & Merchants Bancorp, Inc., Farmers National Banc Corp., First Citizens BancShares, Inc., Mid Penn Bancorp, Inc., Monarch Financial Holdings, Inc., NB&T Financial Group, Inc., Penns Woods Bancorp, Inc., Teche Holding Company and Valley Financial Corporation.    In addition, the Committee reviewed survey data published by Pearl Meyer & Partners as well as by the American Bankers Association, by both asset size as well as region, and regional data provided by the Buffalo Niagara Partnership, a local business advocacy organization.  While the Proxy Peer Group reflects financial institutions that are the most similarly situated to the Company, the Committee believes that it is useful to examine the “best practices” of a broader group of companies, and that multiple sources of compensation data assist the Company in designing pay programs that are both contemporary and relevant.

The Committee utilizes the salary surveys and Proxy Peer Group data as a source of information in determining base salary for Messrs. Nasca and Kajtoch, and has generally targeted the 50th to the 75th percentile for base salary.  The base salary of Mr. Miller is not compared to benchmark data, due to a lack of comparable data for his position.  Instead, Mr. Miller’s compensation is determined based upon his individual performance as compared to annual goals, including the achievement of corporate strategic and operational objectives.  The Committee uses the survey data as a point of reference and comparison only, and not for purposes of establishing or setting a specific level of compensation to be achieved.  The survey data include companies that may not have the complexity of our organization, such as an insurance component, and we believe it is important to pay for the expertise required to manage all facets of our business.  Because the roles and responsibilities of executive officers can vary from one institution to another, the Committee also considers each NEO’s experience, length of service in his or her position, and individual performance.  The Committee has made the decision to pay above the 50th percentile for NEO salary where the Committee believes it is necessary to attract and retain superior executive talent and/or experience in order to support planned growth of the Company.  The Committee believes that this is appropriate in light of the expected future roles of the executives in supporting a larger organization as the Company pursues a growth strategy.  During 2013, the Company paid Mr. Nasca 101% and Mr. Kajtoch 102% of the weighted survey average base salary at the 50th percentile, as reported in the 2012 salary surveys utilized by the Committee as described above.  See “Executive Total Compensation – Base Salary” below for a discussion of actions taken with respect to the NEOs’ base salary in 2013.

Compensation Recovery Policy.  The Company’s  Incentive Plan Clawback Policy provides for the recovery of performance-based compensation paid to certain senior executives of the Company, including the NEOs, in the event of a restatement of the Company’s consolidated financial statements.  The policy applies to performance-based compensation paid during the three-year period prior to the correction of the accounting error, where the amount of such compensation paid to the executive was increased based on the erroneous financial statements, and the executive engaged in fraud or illegal conduct which materially contributed to the need for the restatement.  The policy generally covers compensation paid or awarded to executives under the Company’s short-term and long-term incentive plans.

Executive Total Compensation.  The following discussion describes the key elements of the Company’s NEO compensation program and the actions taken with respect to each element for 2013.

1.

Base Salary.  The Company’s approach to compensation begins with establishing a fair base salary determined by individual factors, such as the employee’s role in the organization, scope and complexity of responsibility of the position, the market value of his or her job, the level of an individual’s expertise in the role and his or her performance in the position, as well as Company performance factors, such as Company financial performance, including earnings per share and growth in net income.  Annual individual performance is  measured against the Company’s Organizational Core Values (customer focus, ownership and alignment toward shared goals, integrity, passion, valuing others, and talent) and a set of five team-based competencies.   The Committee also considers the level of achievement of corporate strategic and operational objectives established by the Committee as described above under “Compensation Discussion and Analysis – Role of the  Human Resource and Compensation Committee and CEO.”  The Committee then compares the executive’s salary against market data as described above under “Compensation Discussion and Analysis – Benchmark Analysis.”

The Company maintains a common anniversary date for the merit review process and related salary adjustments, which generally occur in the middle of the first quarter each year.  After consideration of compensation data, Company performance and individual performance, the Committee makes a subjective assessment of each individual’s performance as described above under “Compensation Discussion and Analysis – Compensation Objectives and Overview.”  For 2013, the Committee approved discretionary increases to the base salary of each of our NEOs, effective January 30, 2013, as follows: Mr. Nasca’s annual base salary was increased from $300,000 to $315,000, Mr. Kajtoch’s annual base salary was increased from $175,224 to $185,002, and Mr. Miller’s annual base salary was increased from $238,415 to $245,090.

2.

Short-Term Cash Incentive Compensation.  The Evans Excels Performance Incentive Plan (the “Evans Excels Plan”) is a short-term incentive compensation plan intended to reward performance of officers of the Bank, including the NEOs.  The plan is designed to motivate employees to attain desired objectives and to encourage teamwork and collaboration while aligning compensation with overall Company performance.  This plan is a key element of the total compensation benefits provided to our NEOs and allows the Company to remain competitive with the market by providing the opportunity to receive significant cash incentives.  The design of the plan is intended to ensure that no benefits are paid to executives and other employees unless Company performance goals are attained.  If the Company performance goals are attained, the Committee then considers, with management’s input, each employee’s individual performance in determining whether to make awards under the plan, as described below.

For 2013, the Committee utilized Company annual net income growth as the measure for determining whether awards would be paid under the Evans Excels Plan.  The Committee determined the levels of growth in net income (after tax but before short term incentive payment) which it believes provide a reasonable balance between shareholder value and appropriate employee motivation and reward.  A “target” was set at $6,460,884 in net income, which would pay out 100% of the potential incentive. By comparison, 2012 net income was $8,132,377.  A “stretch” goal was set at $6,671,435, which would provide potential incentive payout at 150%.  Typically, the Committee establishes a separate “threshold” level which is a lower level than “target” performance and provides for payout of 50% of the potential incentive.  However, for 2013, the Committee determined that due to the lower projected net income level for 2013 compared to 2012, no separate “threshold” would be set, and instead the “target” level would operate as the threshold for payout under the plan. If actual net income growth were below the target level for 2013, no incentive would be paid.

In 2013, the “stretch” goal was met, reflecting actual net income of $7,856,559, a 3.4% decrease over 2012.  As discussed further in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, the Company’s 2013 net income reflected a $1.6 million increase in the Company’s provision for loan and lease losses, compared with a $2.6 million decrease in the provision for loan and lease losses in 2012.  The Committee establishes net income targets in January of each year based on the Company’s budget for that year, taking into consideration metrics that require board approval related to asset growth, efficiency ratio, return on equity, return on assets, net charge offs to average loans and non-performing loans to total loans.  All awards are to be paid out as a percentage of a participant’s base salary earned during the relevant performance period, which runs from January 1st to December 31st.

In addition to the Company performance measure discussed above, the Committee considers individual performance and attainment of assigned goals. Even if the threshold (or higher) Company performance measure is met, an employee must meet a certain level of individual performance to receive payment under the plan.    Historically, the Committee has considered a broad variety of individual performance goals to establish specific individual performance measures.  The Committee reviews these specific performance measures and exercises some degree of discretion in determining each employee’s payout amount.  The Committee believes that establishing specific performance measures for each participant will enhance the ability of the plan to encourage individual performance in those targeted areas.

The individual performance measures established by the Committee are a combination of financial goals, “key result areas” or “KRAs” derived from the Company’s strategic plan, and discretionary assessment.  Each performance measure receives a weighting, which represents its relative importance to overall individual performance under the plan.  For each performance measure, the Committee establishes a “target”, “threshold” and “stretch” standard.

The table below shows the performance measures, at target level, and relative weightings of the various performance measures utilized for the NEOs for 2013.  The threshold performance levels for each performance measure would provide for a lower achievement level than that shown in the table, while the stretch performance level would provide for a higher achievement level.  For example, a performance measure requiring an NEO to deliver on a specified strategic plan KRA will be broken down into several specific goals/action items, and whether the NEO achieves that KRA at threshold, target or stretch level (or not at all) will be determined based on the extent to which he achieved meaningful results toward those specific goals/action items.

The following performance measures were utilized for the NEOs for 2013:

	Performance Measures at Target Performance	Weighting	2013 Performance Results
David Nasca	Net income of $6.460 million and $1.58 earnings per share	40%	Achieved at Stretch Level of $7.857 million Net Income and $1.85 Earnings Per Share
	Deliver $150,000 in NPV income enhancement/expense reduction projects to effectively improve Efficiency Ratio in 2013	20%	Achieved at Stretch Level of over $200,000
	Deliver on the Strategic Plan KRAs of "Strengthening the Evans Operating Model"	5%	Achieved at Stretch Level
	Deliver on the Strategic Plan KRAs of "Accelerating Fee Based Income"	10%	Did Not Meet
	Deliver on the Strategic Plan KRAs of "Refocusing the Community Banking Model"	5%	Achieved at Target Level
	Deliver on the Strategic Plan KRAs of "Implementing an Effective Lending Strategy" to include (1) production targets hit while maintaining loan quality as measured by average risk ratings for loans originated, (2) NPL/Tot Loans & (3) de minimis Risk Rating revisions by external sources	10%	Did Not Meet
	Discretionary	10%	Achieved at stretch level
Gary Kajtoch	Net income of $6.460 million and $1.58 earnings per share	25%	Achieved at Stretch Level of $7.857 million Net Income and $1.85 Earnings Per Share
	Deliver $150,000 in NPV income enhancement/expense reduction projects to effectively improve Efficiency Ratio in 2013	30%	Achieved at Stretch Level of over $200,000
	Reduction of property expenses and overhead over the next two years. Disgorgement of unnecessary property and overhead.	15%	Achieved at Stretch Level
	Deliver on the Strategic Plan KRAs of "Ensuring Effective Risk Management" including but not limited to increased financial visibility of company, metrics and guardrails - Enhance risk management discipline-assist CIA in bringing to next level past design, into implementation and engagement of risk champions	10%	Achieved at Stretch Level
	Enhance investment portfolio earnings without meaningful expansion of risk profile	10%	Achieved at Stretch Level
	Discretionary	10%	Achieved at Stretch Level
Robert Miller, Jr	Net income of $6.460 million and $1.58 earnings per share	40%	Achieved at Stretch Level of $7.857 million Net Income and $1.85 Earnings Per Share
	Deliver $150,000 in NPV income enhancement/expense reduction projects to effectively improve Efficiency Ratio in 2013	20%	Achieved at Stretch Level of over $200,000
	Deliver on the Strategic Plan KRA of "Accelerate Fee Based Income"	10%	Did Not Meet
	Deliver on the Strategic Plan KRAs of "Refocusing the Community Banking Model" to include production targets hit	5%	Achieved at Target Level
	Deliver on the Strategic Plan KRAs of "Implementing an Effective Lending Strategy" to include (1) production targets hit while maintaining loan quality as measured by average risk ratings for loans originated, (2) NPL/Tot Loans & (3) de minimis Risk Rating revisions by external sources	15%	Did Not Meet
	Discretionary	10%	Achieved at Stretch Level

The payouts are determined pursuant to the sum of the weightings for each individual’s total goal set for 2013.  If all individual goals were met at “target” performance, Mr. Nasca would be awarded a cash incentive payment equal to 25% of his 2013 base salary, and each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 19% of his 2013 base salary.  If all individual goals were met at “stretch” performance, Mr. Nasca would be awarded a cash incentive payment equal to 37.5% of his 2013 base salary, and each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 28.5% of his 2013 base salary.  If all individual goals were met at “threshold” performance, Mr. Nasca would be awarded a cash incentive payment equal to 12.5% of his 2013 base salary, each of Messrs. Miller and Kajtoch would be awarded a cash incentive payment equal to 9.4% of his 2013 base salary. Notwithstanding the individuals’ achievement of their specific performance measures, the established levels of Company performance, described above, are required to “open” the plan to allow payout of incentives.   If the minimum net income growth (threshold) level is not met, no awards would be payable pursuant to the plan, except that the Board of Directors may, at its discretion, grant awards notwithstanding Company performance below threshold.  To date, the Board of Directors has not exercised this discretionary authority.  The amounts paid under the plan to each NEO for 2013 are set forth in the Summary Compensation Table below.

3.

Equity Incentives.  While the Evans Excels Plan focuses on the achievement of short-term performance measures, the Company’s shareholder-approved 2009 Long-Term Equity Incentive Plan is designed to provide key employees with a reward opportunity that aligns the interests of the participants with those of the Company’s shareholders by focusing on our Company’s performance over a longer period of time.  The equity incentive plan both links the size of awards granted to the NEOs to the past performance of the Company and ties the ultimate realizable value of those awards to the future value of the Company’s common stock, thereby aligning the NEOs’ interests with those of the Company’s shareholders, and encouraging a balance between growth and prudent risk-taking.

Under the equity incentive plan, the Committee typically grants awards of restricted stock, which provides immediate value to the NEO but loses value in the event that shareholder value decreases, and stock options, under which executives recognize value commensurate with increases in long-term shareholder value.  Both restricted stock and stock options link an NEO’s compensation to long-term Company performance.  The Committee believes that restricted stock is a particularly effective incentive tool because the value of the award can be further enhanced if the value of the Company’s common stock increases after the date the restrictions lapse.  The Committee further believes that stock options are an effective long-term incentive because the holder can only profit if the value of the Company’s common stock increases.  Both types of equity awards also have a retentive effect because they vest over a period of time, typically four years.  Vesting may be accelerated under certain circumstances, such as the executive’s death, disability or retirement, or if an executive’s employment is terminated in connection with a change in control of our Company.  The restricted stock will receive dividends if and when dividends are paid on the Company’s common stock, and have voting rights during the restriction period.  Holders of stock options, on the other hand, have no rights as a shareholder until the options are exercised.   Beginning in 2013, awards granted under the equity incentive plan consist of 75% shares of restricted stock and 25% stock options, which the Committee believes is an appropriate formula to drive increased equity ownership by the Company’s executive officers.  The Committee may also grant awards of stock appreciation rights and restricted stock units under the equity incentive plan.

The Committee believes that the Evans Excels short-term incentive plan and the equity-based long-term incentive plan together create a balance between short-term and long-term performance goals and appropriate risk-taking.

The Committee exercises its discretion in determining when to grant equity incentive awards, as well as the size and nature of the awards.  Equity awards are typically granted on an annual basis, based on prior year performance, but may under certain circumstances be granted at other times during the year, for example, in connection with a new hire or a change in position within the Company.  As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices.  Similarly, we have never timed the release of material non-public information to affect the value of executive compensation.  In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.  In determining the amount of each award, the Committee looks at Company performance, generally net income growth, the number of shares remaining available for issuance under the plan, the market price for the Company’s common stock, and the Committee’s subjective assessment of each individual’s performance (generally based on the same factors as those described above with respect to individual performance under the Evans Excels short-term cash incentive plan).  The Committee does not rely on specified pre-determined target award values.

During 2013, the Committee approved the following equity awards (for more detail on the awards granted to the Company’s NEOs, see the “Summary Compensation Table” and “Grants of Plan-Based Awards” table below):

•	Restricted Shares – during 2013, a total of 14,500 shares of restricted stock were granted to 24 employees, of which 3,670 were granted to our NEOs.
•	Stock Options – during 2013, a total of 34,650 options were granted to 24 employees, of which 8,770 were granted to our NEOs.

4.

Executive Deferred Salary Plan.    Under the Company’s Deferred Compensation Plan, participating NEOs are able to defer, at their election, up to 100% of their base salary.  This deferred salary amount accrues interest at the rate of prime plus 1%, based upon prime as stated in the Wall Street Journal as of January 1st each year (3.25% for 2013).  The plan is designed to provide a vehicle for executives, including NEOs, to defer their base salary on a “pre-tax” basis in order to achieve their personal retirement goals, and the Committee believes that this plan is useful in recruiting and retaining talented executive officers.  The Company does not contribute to this plan but accrues a liability expense for future payment.  The plan is unfunded and considered a non-qualified plan for tax purposes.

5.

Supplemental Executive Retirement Plans (“SERPs”).  Messrs. Nasca, Miller and Kajtoch are participants in SERPs provided by the Bank, which increase their retirement benefits above amounts available under the Company’s tax-qualified and other pension programs.  The Committee believes that these plans, and the level of benefits that are provided under these plans, are appropriate to promote retention and to recognize and reward long-term service to the Company.  Mr. Nasca and Mr. Kajtoch are participants in the Evans Bank, N.A. Supplemental Executive Retirement Plan for Senior Executives (the “Senior Executive SERP”).  The Senior Executive SERP provides a benefit to Mr. Nasca of 35% of his base salary for a period of 15 years. The benefit for Mr. Kajtoch will be 25% of his base salary for a period of 15 years.    There is a 10-year vesting period on these plans.  The Senior Executive SERP is unfunded and is considered a non-qualified plan for tax purposes.  The SERP for Mr. Miller is considered an offset plan, designed to provide 70% of base salary offset by benefits provided under the Defined Benefit Pension Plan, Company contributions to the Evans Employee Savings Plan (401(k) plan), and the value of Company contributions to social security benefits.  The SERP for Mr. Miller provides a 15-year benefit, but the benefit is not frozen at a specific age.  Like the Senior Executive SERP, Mr. Miller’s SERP is unfunded and is considered a non-qualified plan for tax purposes.  Mr. Miller’s annual benefit, when combined with amounts payable under the Company’s tax-qualified and other pension programs and social security, will equal 70% of the average of his highest five consecutive years’ salary and bonus.

6.

Perquisites.  The Company provides its NEOs with limited perquisites designed to assist the NEOs in being productive and which the Committee believes are reasonable, competitive and consistent with its overall executive compensation program.  These perquisites, the aggregate cost of which is disclosed in the “Summary Compensation Table” below, generally include an auto allowance and club memberships, which the Committee believes are important to the NEOs’ development of business relationships, an activity critical to the long-term success of the Company, and long-term disability insurance. The Company believes that its perquisites allow senior executive officers to operate more effectively.

Employment Agreements.  The Company believes the use of clear and concise employment contracts is an effective tool to attract and retain senior executives, as well as to protect proprietary information and customer relationships.  Messrs. Nasca, Kajtoch and Miller are each covered by a three year term contract with a daily renewal.  On May 21, 2012, Evans Bancorp, Inc. and The Evans Agency, Inc. together delivered a notice of non-renewal to Mr. Miller. Mr. Miller’s contract will terminate upon expiration of the current three year term, on May 21, 2015.

Post-Termination Compensation.  As mentioned above, the Company has entered into employment contracts with its NEOs which provide for certain severance payments, described below under “Potential Payments Upon Termination or Change in Control,” if the executive’s employment terminates under circumstances described in their employment contracts.  In addition, if there is a change in control of the Company, the NEOs may be entitled to full acceleration of their equity-based compensation, as described above under “Executive Total Compensation – Equity Incentives.” The Committee believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar arrangements in place for their executives.  These arrangements may help incentivize NEOs to remain with the Company and to assist in any potential change in control transaction, which provides security for the NEOs and stability for the Company.  The Committee attempts to balance protection of its executives upon a change in control with protection of the Company’s interests by making accelerated vesting available upon a change in control only if the NEOs are involuntarily terminated or experience a job diminishment in connection with the change in control (a so-called “double-trigger”).  Additionally, the Committee links severance payments to agreements by the NEOs not to compete with the Company, solicit the Company’s employees or customers, or disclose confidential information.  For further information on the potential payouts under these arrangements, see “Potential Payments Upon Termination or Change in Control”, below.

Executive Severance Plan.  The Company’s Executive Severance Plan provides post-termination coverage to executive officers who are not covered under an employment contract or change in control agreement that provides for severance or similar post-employment compensation.  A participant (1) whose employment is involuntarily terminated by the Company for reasons other than for cause, as defined in the plan, (2) who is required to move employment more than 35 miles from his or her current place of employment, and who rejects the relocation and terminates employment, or (3) whose aggregate compensation is materially reduced, and who terminates employment, will be eligible for severance payments under the Executive Severance Plan.  Under the plan, a participant eligible for benefits would receive 18 months of salary continuance plus the participant’s short term incentive amount at the target level, pro-rated for the time during the year in which the participant was actively employed by the Company.  The severance payments will be made over the 18-month period following termination in accordance with the Company’s regular payroll cycle.  In addition, the Company will reimburse eligible participants for up to $5,000 in outplacement services during the 12-month period following termination (payable in a lump sum, in cash).  Payments and benefits under the Executive Severance Plan are subject to the participant’s compliance with one-year non-competition and non-solicitation covenants.  Because each of the NEOs currently has an employment agreement providing for severance benefits, none of the NEOs is covered by the Executive Severance Plan as of the date of this proxy statement.  Any NEO not covered by such an agreement would, however, be eligible to participate in this plan.

Tax and Accounting Considerations.  Section 162(m) of the Internal Revenue Code generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the three other highest paid executive officers (other than the chief financial officer), excluding performance-based compensation.  Through December 31, 2013, this provision has not limited the Company’s ability to deduct executive compensation.  The Committee will continue to monitor the potential impact of Section 162(m) on the Company’s ability to deduct executive compensation, and in particular, will review the effect of recent Internal Revenue Service rulings related to performance-based compensation in change-in-control situations.  The 2009 Long-Term Equity Incentive Plan has been designed, and is intended to be administered, in a manner that will enable the Company to deduct compensation attributable to options and certain other awards thereunder, without regard to the deduction limitation established by Section 162(m).

Section 409A of the Internal Revenue Code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005, and imposes an additional tax on certain forms of deferred compensation.  The Committee takes Section 409A into account in determining the form and timing of compensation paid to the Company’s executives.  While Section 409A is generally not applicable to the compensation provided by the Company, it does affect the timing of certain severance payments.

The Company values stock option and restricted stock grants under FASB ASC Topic 718.  More information regarding the application of ASC Topic 718 by the Company may be found in Note 12 to the Company’s audited financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Say On Pay.  Proposal II provides the Company’s shareholders with the opportunity to cast a non-binding advisory vote on executive compensation.  Shareholders are being asked to approve the compensation paid to the Company’s NEOs, as described in this proxy statement, including this “Compensation Discussion and Analysis” and the compensation tables and narrative discussions contained in this proxy statement under the caption “Executive Compensation”.

We attempt to maintain a regular dialogue with our major shareholders to discuss various corporate governance topics, including executive compensation, that may be of interest to them.  These discussions have provided useful guidance for our Committee as it reviews and adopts the various compensation policies and practices affecting our employees, including our NEOs.  At our 2013 Annual Meeting of Stockholders, a substantial majority of our stockholders voted to approve the compensation paid to our NEOs in 2012, with less than 16% of the votes cast not supporting the measure. The Committee noted that our largest shareholders supported the 2013 say-on-pay proposal, and in their discussions with the Committee, these shareholders did not express significant concerns regarding our executive compensation program.

In reviewing the Company’s compensation programs and making decisions related to 2013 executive compensation, the Committee evaluated the results concerning the vote on the advisory resolution on executive compensation at that meeting. Going forward, the Committee will continue to consider shareholder feedback when determining executive compensation.

Summary Compensation Table.  The following table sets forth the compensation of the Company’s NEOs for the fiscal years ended December 31, 2013, 2012 and 2011.  The NEOs are the Company's Principal Executive Officer, Principal Financial Officer and one other individual identified below who was serving as an executive officer as of  December 31, 2013 and met the applicable SEC reporting threshold.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (3) (4)	All other Compensation ($)(5)	Total ($)

David Nasca President and CEO of the Company and the Bank (Principal Executive Officer)	2013	313,269	44,982	15,006	92,610	109,390	40,587	615,844
	2012	296,539	20,305	20,241	112,500	92,173	39,497	581,255
	2011	268,665	18,900	18,948	81,000	229,399	44,785	661,697
Gary Kajtoch Treasurer of the Company and Executive Vice President and CFO of the Bank (Principal Financial Officer)	2013	183,873	19,757	6,568	52,725	20,852	30,263	314,038
	2012	175,000	10,230	10,257	49,939	29,588	29,937	304,951
	2011	170,630	9,940	10,001	38,463	33,969	29,852	292,855
Robert Miller, Jr. (6) Secretary of the Company, President of TEA and Executive Vice President of the Bank	2013	244,651	26,813	8,954	51,469	55,792	38,155	425,834
	2012	238,343	13,950	13,943	54,359	321,187	37,777	679,558
	2011	232,613	13,580	13,610	52,335	354,719	48,239	715,096

(1)

Reflects the fair value of the awards at grant date as determined in accordance with FASB ASC Topic 718 for financial statement reporting purposes.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Amounts shown in the table are based on the Company’s accounting expense for these awards, and do not necessarily correspond to the actual value that may be recognized by the NEOs.

(2)	The Company met its “stretch” goal for fiscal 2013 under its Evans Excels Plan, which is described above under “Compensation Discussion and Analysis - Executive Total Compensation.”

(3)	With respect to Mr. Nasca and Mr. Kajtoch, includes the aggregate change in the accumulated benefits under the Bank’s Senior Executive SERP.

(4)	With respect to Mr. Miller, includes the aggregate change in the accumulated benefits under the Bank’s Defined Benefit Pension Plan and his SERP.

(5)

Includes 401(k) matching contributions of $16,130, $10,641, and $14,679 for Mr. Nasca, Mr. Kajtoch, and Mr. Miller, respectively, the economic benefit of an endorsement split-dollar life insurance policy held by the Bank, dividends paid on unvested restricted stock awards, and, in the case of Mr. Miller, interest earned on his balance in the non-qualified deferred compensation plan.  Other than the 401(k) matching contributions, none of the other categories of compensation exceeded $10,000 for any individual NEO.  Also includes perquisites and personal benefits consisting of an auto allowance and club dues.

(6)

In accordance with the terms of his employment agreement, amounts reported under “salary” for Mr. Miller includes the “employee portion” of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000.

Grants of Plan-Based Awards.  The following table reflects the terms of the compensation plan-based awards granted to Named Executive Officers in 2013.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/share) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
David Nasca	03/19/2013	-	78,317	117,476	2,550	6,100	17.64	59,988
Gary Kajtoch	03/19/2013	-	34,936	52,404	1,120	2,670	17.64	26,325
Robert Miller, Jr.	03/19/2013	-	46,421	69,631	1,520	3,640	17.64	35,767

(1)  As discussed above under “Compensation Discussion and Analysis – Executive Total Compensation,” the stretch targets under the Evans Excels Plan for 2013 were met.

(2)  Reflects the exercise price for the options granted, which was the closing market price for the Company’s common stock on the grant date.

(3) Reflects full grant date fair value in accordance with FASB ASC Topic 718 of the stock and options granted.  For additional information as to the assumptions made in valuation, see Note 12 to the financial statements filed with the SEC in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The option and restricted stock awards in 2013 were granted under the Company’s 2009 Long-Term Equity Incentive Plan.  25% of the options and restricted stock granted will vest each year on the anniversary of the grant date, subject to acceleration of vesting upon the individual’s death, disability, retirement, or involuntary termination in connection with a change in control.  The awards shown in the table above will be fully vested March 19, 2017.  Dividends are paid on unvested stock awards.

Employment Agreements with our NEOs

We have entered into employment contracts with our NEOs.  The material terms of those employment contracts are as follows:

David J. Nasca - Employment Agreement, by and among Mr. Nasca, the Company and the Bank, pursuant to which Mr. Nasca serves as the President and Chief Executive Officer of the Company and the Bank.  Subject to prior termination, the term of Mr. Nasca's employment is for a three year term, which is renewed daily until his 62nd birthday (October 27, 2019), at which time the contract will have a remaining and declining three year term.  Automatic daily renewal will cease if the Bank gives Mr. Nasca written notice of non-renewal, in which case Mr. Nasca’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Mr. Nasca’s employment agreement provides for an initial base salary, which is adjusted annually by the Board of Directors of Evans Bank, N.A., provided, however, that Mr. Nasca’s annual salary may not be decreased.  Mr. Nasca is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provides Mr. Nasca with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Nasca's employment is terminated:

•

by the Company or the Bank without “cause” or by Mr. Nasca for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Nasca in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

•

because of death, his estate will be paid a lump sum amount equal to two times Mr. Nasca’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Nasca under any life insurance plan maintained by the Company or the Bank;

•

because of “disability,” (i) Mr. Nasca will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Nasca with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Nasca’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

•

by the Company or the Bank for “cause” or by Mr. Nasca other than for “good reason,” Mr. Nasca will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or the Bank's obligation to make such payments to Mr. Nasca are conditioned upon Mr. Nasca's compliance with his obligations of confidentiality, non-competition and  non-solicitation set forth in his employment agreement.

Gary A. Kajtoch - Employment Agreement, by and among Mr. Kajtoch, the Company and the Bank, pursuant to which Mr. Kajtoch serves as the Chief Financial Officer and Executive Vice President of the Bank. Subject to prior termination, the term of Mr. Kajtoch’s employment is for a three year term, which is renewed daily until his 62nd birthday (October 3, 2028), at which time the contract will have a remaining and declining three year term.  Automatic daily renewal will cease if the Bank gives Mr. Kajtoch written notice of non-renewal, in which case Mr. Kajtoch’s employment will end 36 months after the date of the non-renewal notice, unless the parties agree to a shorter period.  Mr. Kajtoch’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Kajtoch’s annual salary may not be decreased.  Mr. Kajtoch is entitled to participate in all Company and Bank cash and equity incentive programs made available to senior executives, as well as all employee benefit plans, programs, and arrangements for which he qualifies.  He is entitled to four weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank provides Mr. Kajtoch with a monthly automobile allowance of $750 and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Kajtoch's employment is terminated:

•

by the Company or the Bank without “cause” or by Mr. Kajtoch for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Kajtoch in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

•

because of death, his estate will be paid a lump sum amount equal to two times Mr. Kajtoch’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payments due Mr. Kajtoch under any life insurance plan maintained by the Company or the Bank;

•

because of “disability,” (i) Mr. Kajtoch will be entitled to participate in the short- and long-term disability plans and benefits offered by the Bank to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) the Bank will continue to provide Mr. Kajtoch with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Kajtoch’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

•

by the Company or the Bank for “cause” or by Mr. Kajtoch other than for “good reason,” Mr. Kajtoch will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or the Bank's obligation to make such payments to Mr. Kajtoch are conditioned upon Mr. Kajtoch’s compliance with his obligations of confidentiality, non-competition and  non-solicitation set forth in his employment agreement.

Robert G. Miller - Employment Agreement, by and among Mr. Miller, the Company and TEA, pursuant to which Mr. Miller serves as the President of TEA and the Executive Vice President of the Bank.  Subject to prior termination, Mr. Miller’s employment agreement provides for a three year term with daily renewal.  On May 21, 2012, the Company and TEA delivered a notice of non-renewal to Mr. Miller, and therefore his employment agreement is currently scheduled to expire on May 21, 2015.  Mr. Miller’s employment agreement provides for an initial base salary, which is adjusted annually by the CEO or Board of Directors of Evans Bank, N.A., provided, however, that Mr. Miller’s annual salary may not be decreased.  Mr. Miller is entitled to participate in such equity programs as the Company and the Bank make available to senior executives from time-to-time.  Additionally, the Company has agreed to use commercially reasonable efforts to maintain a long-term health care insurance policy covering Mr. Miller and his spouse in lieu of family health insurance provided to the Company employees generally, as long as the cost of such a policy does not exceed the cost of the family health insurance coverage generally provided to Company employees.  Mr. Miller will also be eligible to receive the “employee portion” of residual commissions earned on certain products sold through M&W Group, Inc. prior to September 1, 2000, and will be eligible to receive an annual bonus in an amount and subject to achievement of such goals and objectives as the Board of Directors may determine in its discretion.  He is entitled to five weeks paid vacation each year, plus five personal days and customary bank holidays.  The Bank has provided Mr. Miller with a monthly automobile allowance of $1000 in lieu of providing the Company-owned vehicle specified in his employment agreement, and reimburses him for reasonable club dues and certain other expenses he incurs in the performance of his duties under the agreement.

In the event Mr. Miller’s employment is terminated:

•

by the Company or TEA without “cause” or by Mr. Miller for “good reason,” or under certain circumstances within one year following a “change in control” of the Company, he will be paid three times the sum of the highest base salary paid to him at any time under the employment agreement plus the average annual non-equity incentive bonus paid to Mr. Miller in the three years prior to termination.  The Company will also continue to provide amounts or benefits payable under applicable benefit plans for 36 months;

•

because of death, his estate will be paid a lump sum amount equal to two times Mr. Miller’s then annual base salary, as well as any amounts or benefits payable under applicable benefit plans, but subject to offset for any payment due Mr. Miller under any life insurance plan maintained by the Company or TEA;

•

because of “disability,” (i) Mr. Miller will be entitled to participate in the short- and long-term disability plans and benefits offered by TEA to senior executives, including long-term disability income replacement benefits and supplemental retirement benefits under a long-term disability program; and (ii) TEA will continue to provide Mr. Miller with certain life and medical insurance benefits under the same cost-sharing arrangement as in effect for active employees until Mr. Miller’s (A) full-time employment by another employer, (B) attaining age 65, or (C) death;

•

by the Company or TEA for “cause” or by Mr. Miller other than for “good reason,” Mr. Miller will not be entitled to payment of any amounts or benefits, other than that portion of his annual salary accrued through the date of termination and any accrued and unpaid vacation.

The Company's or TEA's obligation to make such payments to Mr. Miller are conditioned upon Mr. Miller’s compliance with his obligations of confidentiality, non-competition and non-solicitation set forth in his employment agreement.

Potential Payments Upon Termination or Change-in-Control.  The following table shows the potential incremental value transfer to each NEO under various termination or change-in-control scenarios as of December 31, 2013, the last business day of fiscal 2013.  Unvested, unexercised stock options and unvested restricted stock awards are valued at the closing market price of the Company’s common stock on that date.  The actual amounts to be paid out can only be determined at the time of such NEO's separation from the Company.

Event	David Nasca	Gary Kajtoch	Robert Miller
Retirement or Voluntary Termination Without “Good Reason” (1)	-	-	$ 118,025
Termination for “Cause” (1)	-	-	$ 118,025
Termination Without “Cause” or for “Good Reason” (2)	$ 1,582,124	$ 712,561	$ 1,047,334
"Change in Control" Termination (3)	$ 1,861,991	$ 880,728	$ 2,252,957
Death (4)	$ 1,236,395	$ 508,883	$ 1,694,926

(1)  Reflects Defined Benefit Pension Plan lump sum payout.

(2)  Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.  For Mr. Nasca and Mr. Kajtoch, payment also includes a lump sum SERP payout at the accumulated benefit obligation less 6% for each year under age 62.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(3) Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 36 months, (c) SERP lump sum payout calculated as the projected benefit obligation and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason and Defined Benefit Pension Plan payout.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

(4) Reflects (a) lump sum employment contract payout, (b) estimated value of healthcare benefits for 24 months, (c) SERP lump sum payout calculated as the accumulated benefit obligation and (d) intrinsic value of stock awards and option awards that provide for accelerated vesting upon termination for the stated reason.  Payment may be postponed for a six month period to avoid application of Section 409A of the Internal Revenue Code.

All post-termination payments are linked to two-year confidentiality, non-competition and non-solicitation obligations contained in the NEOs’ employment contracts.  The events that constitute “cause,” good reason,” “disability” and “change in control” are described in the employment contract with each NEO.  Accelerated vesting of stock options and restricted stock awards assumes the awards are not converted into comparable awards with respect to voting securities of the surviving or acquiring entity upon a change in control of the Company, in accordance with the terms of the 2009 Long-Term Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End. The following table provides information about unexercised stock options and unvested restricted stock outstanding for the Named Executive Officers as of December 31, 2013.

Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)

David Nasca	-	6,100	17.64	3/19/2023	2,550	53,805
	2,595	7,785	15.50	5/4/2022	983	20,741
	4,490	4,490	14.00	3/15/2021	675	14,243
	24,170	-	12.99	8/18/2019	-	-
	5,000	-	15.35	6/17/2018	-	-

Gary Kajtoch	-	2,670	17.64	3/19/2023	1,120	23,632
	1,315	3,945	15.50	5/4/2022	495	10,445
	2,370	2,370	14.00	3/15/2021	355	7,491
	12,240	-	12.99	8/18/2019	-	-
	3,000	-	15.35	6/17/2018	-	-

Robert Miller, Jr.	-	3,640	17.64	3/19/2023	1,520	32,072
	1,787	5,363	15.50	5/4/2022	675	14,243
	3,225	3,225	14.00	3/15/2021	485	10,234
	11,340	-	12.99	8/18/2019	-	-
	3,000	-	15.35	6/17/2018	-	-
	2,000	-	22.00	9/20/2015	-	-
	2,205	-	21.77	9/27/2014	-	-

(1) The unexercisable options with the following expiration dates and the related restricted shares will vest as indicated below:

Expiration Date	Vesting Schedule
8/18/2019	100% on August 18, 2013
3/15/2021	50% each on March 15 of 2014 and 2015
5/4/2022	33% each on May 4 of 2014 and 2015, and 34% on May 4, 2016
3/19/2023	25% each on March 19, 2014, 2015, 2016, and 2017

(2) The market value of stock awards were computed by multiplying the closing market price of the Company’s common stock on December 31, 2013 by the number of shares.

Option Exercises and Stock Vested.  The following table provides information about the vesting of restricted stock during 2013 for the Named Executive Officers.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
David Nasca Gary Kajtoch Robert Miller, Jr.	1,353 691 791	24,742 12,634 14,376

(1)  Calculated by multiplying the closing market value of the Company’s common stock on the vesting date by the number of shares vested.

Pension Benefits.  The following table sets forth the present value of the accumulated pension benefits for the Named Executive Officers as of fiscal year-end 2013.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
David J. Nasca	Senior Executive SERP	7	$ 558,238	-

Gary A. Kajtoch	Senior Executive SERP	6	107,121	-

Robert G. Miller, Jr.	SERP Defined Benefit Plan	13	1,167,304	- -
		13	118,025

(1)  The assumptions used to calculate the present value of accumulated benefits are set forth in Note 11 to the Consolidated Financial Statements of the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The following describes the material factors necessary to understand the pension benefits that are provided to the Named Executive Officers under the Bank's defined benefit pension and supplemental executive retirement plans.

Defined Benefit Pension Plan.  The Bank maintains a defined benefit pension plan (the “Pension Plan”) for all eligible employees, including employees of its subsidiaries.  Mr. Miller is a participant in the Pension Plan.  Upon retirement at age 65, vested participants are entitled to receive a monthly benefit.  The following table indicates the annual retirement benefit that would be payable under the Pension Plan, pursuant to the amended benefit formula discussed below, upon retirement at age 65 in fiscal year 2013, expressed in the form of a single life annuity for the average annual earnings and years of credited service.  The benefits listed below are not subject to deduction for Social Security or other offset amounts.

Years of Service at Normal Retirement
Final Average Compensation	10	20	30	40
$ 30,000	$ 3,000	$ 6,000	$ 9,000	$ 9,000
$ 50,000	$ 5,000	$ 10,000	$ 15,000	$ 15,000
$ 100,000	$ 10,000	$ 20,000	$ 30,000	$ 30,000
$ 150,000	$ 15,000	$ 30,000	$ 45,000	$ 45,000
$ 220,000	$ 22,000	$ 44,000	$ 66,000	$ 66,000

Pension Benefit Formula: 1% of compensation times years of service, subject to a maximum of thirty years of service.

Prior to an amendment to the Pension Plan, effective May 1, 1994, the monthly benefit under the Pension Plan was 3% of average monthly compensation multiplied by years of service up to a maximum of 15 years of service.  In 1994, the Pension Plan was amended to change the benefit to 1% of average monthly compensation (as defined under the Pension Plan, generally the highest five consecutive compensation years out of the latest ten compensation years at retirement) multiplied by years of service up to a maximum of 30 years of service.

Effective January 31, 2008, the Pension Plan was frozen.  All participants vested immediately in the Pension Plan at their then-present number of years of service, regardless of whether an employee had attained greater than five years of service on January 31, 2008.  All benefits that eligible participants accrued in the Pension Plan prior to January 31, 2008 will be retained, but no additional benefits have accrued under the Pension Plan since that date.  Employees will be eligible to receive accrued benefits at normal retirement age.

"Compensation" for purposes of the Pension Plan generally means the compensation reported for a participant on Form W-2 as gross pay.  In calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury of the United States may not be considered.  That limit (the "IRS Compensation Limit") was $230,000 for 2008, the final year of the Pension Plan.  In addition, benefits provided under the Pension Plan may not exceed a benefit limit under the Internal Revenue Code (which was $185,000 payable as a single life annuity beginning at normal retirement age in 2008).  The "Social Security Wage Base" is the maximum amount of annual earnings or wages that is subject to the old age, survivors and disability insurance taxes that is in effect under the Social Security Act at the beginning of the plan year.

A participant is eligible for early retirement under the Pension Plan if the participant retires before normal retirement age but after attaining age 59 and completing 5 years of service.  An early retirement benefit is reduced 1/15th per year for each year that the benefit commences prior to normal retirement age.  Mr. Miller was not eligible for early retirement.  Messrs. Nasca and Kajtoch are not participants in the Pension Plan.

Benefits under the Pension Plan are paid over the lifetime of the participant or the lifetimes of the participant and a beneficiary, as elected by the participant.  If the participant is married on the date payments are to begin under the Pension Plan, payment will be in the form of a joint and 50% survivor annuity with the spouse as beneficiary, unless the participant elects another form of payment with the consent of the spouse.  If benefits are paid in a form in which a benefit is to be paid to a beneficiary after the death of the participant, benefits are reduced from the amount payable as a lifetime benefit solely to the participant in accordance with the actuarial factors that apply to all participants in the Pension Plan.  The Pension Plan generally does not make distributions in the form of a one-time lump sum payment.  A participant's benefit is payable as an annuity with monthly benefit payments, unless the present value of the normal retirement benefit is less than $5,000.

Benefits under the Pension Plan are funded by an irrevocable, tax-exempt trust.  The Pension Plan benefits of all participants, including those benefits of NEOs, are payable from the assets held by the tax-exempt trust.

Supplemental Executive Retirement Plans.  The Bank maintains a SERP in which Mr. Miller is a participant.  The SERP is available to executives deemed eligible by the Committee in its sole discretion.  Under the SERP, Mr. Miller is entitled to an annual benefit payment equal to 70% of his final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), currently defined as the highest average of five consecutive years out of the last ten worked, reduced by 50% of his annual Social Security benefit, the amount of his annual benefit under the Pension Plan, and the value of his annual benefit attributable to employer matching contributions to the Bank’s 401(k) plan, at or after attaining age 65.  There are provisions for reduced early retirement benefits after attaining age 60 but prior to age 65, provided, however, that such benefits are reduced by 2% for each year by which the participant's age and years of service are less than 75.  Mr. Miller is not currently eligible for early retirement under the SERP.  Benefits are also payable upon separation from service after a change in control, regardless of the participant’s age.  Upon a participant’s entitlement to a benefit under the SERP, his benefit shall be paid in the form of either (i) a single life annuity with 15 payments guaranteed for Mr. Miller, or (ii) a lump sum payment which is actuarially equivalent to the annuity form of payment described in clause (i).  The SERP also allows for payment of such benefit to a designated beneficiary upon the death of the employee and for earlier payment due to disability.

Messrs. Nasca and Kajtoch are participants in the Senior Executive SERP.    The Senior Executive SERP is available to senior executives deemed eligible by the Committee in its sole discretion.  A participant is generally entitled to receive a benefit under the Senior Executive SERP upon a termination of employment, other than for “cause,” after the participant has completed 10 full calendar years of service with the Bank.  No benefit is payable under the Senior Executive SERP if the participant’s employment is terminated for “cause” or if the participant voluntarily terminates before completing 10 full calendar years of service with the Bank.   In addition, the payment of benefits under the Senior Executive SERP is conditioned upon certain agreements of the participant related to confidentiality, cooperation, non-competition, and non-solicitation.

A participant will be entitled to a retirement benefit under the Senior Executive SERP if his or her employment with the Bank terminates other than for “cause” on or after the date the participant attains age 65.  The “accrued benefit” is based on a percentage of the participant’s final average earnings (defined as salary and annual short-term cash incentive bonus, including the amount of any salary deferrals into the Company’s 401(k) and employee benefit plans), which is determined based upon the participant’s total annual compensation over the highest consecutive five calendar years of the participant’s employment with the Bank, accrued over the participant’s “required benefit service”.  Mr. Nasca’s benefit percentage is 35% and his required benefit service is 15 years.  The benefit percentage for Mr. Kajtoch is 25%, and his required benefit service is 20 years.  A reduced early retirement benefit may be payable if the participant terminates before attaining age 62 (other than by reason of death of “disability” or following a “change in control”).  The benefit is calculated in the same manner as the standard retirement benefit, but is reduced by 6% for each full calendar year prior to age 62 that the benefit is paid (e.g., reduced by 12% if the participant retires at age 60).  Messrs. Nasca and Kajtoch are not currently eligible for early retirement under the Senior Executive SERP.

Upon a participant’s death while employed by the Bank, the participant’s designated beneficiary will be entitled to a cash lump sum equal to the present value of the participant’s “accrued benefit”, without any reduction for early retirement.  If a participant’s employment with the Bank terminates by reason of “disability”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before the disability and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value as of the date of disability, and paid as a cash lump sum.  If a participant’s employment is terminated without “cause” or the participant terminates with “good reason” (as defined in Internal Revenue Code Section 409A) within 24 months following a “change in control”, the participant is entitled to a benefit to be calculated as if he or she had attained age 65 immediately before termination and assuming his or her base salary had increased 3% each calendar year, then discounted to the lump sum present value and paid as a cash lump sum.

Executive Life Insurance Plan.  The Company provides an endorsement split-dollar benefit to certain officers and directors in connection with bank-owned life insurance maintained by the Bank.  This benefit does not carry into retirement.  The benefit for all non-employee directors is in the amount of $200,000.  The amount of the benefit for NEOs is 2.0 times base salary.  For 2013, the amount of the benefits for each of Messrs. Nasca, Kajtoch and Mr. Miller is $630,000, $370,000, and $490,200, respectively. The participant annually pays income tax on the imputed value of annual term life insurance premiums.

Employee Savings Plan.  The Bank also maintains a 401(k) salary deferral plan to assist employees, including employees of its subsidiaries, in saving for retirement.  All employees are eligible to participate on the first of the month following 30 days of employment.  Eligible employees can contribute up to the maximum amount allowable under the Internal Revenue Code.

For 2013, all employees, including the NEOs, received a 100% match from the Company on contributions up to 6% of base salary.  Employees are fully vested in these employer contributions after six years of service.  Matching contributions credited to the accounts of NEOs are included in the “Summary Compensation Table,” above, under “All Other Compensation.”

Individual account earnings will depend on the performance of the particular funds in which the participant invests.  Specific guidelines govern adjustments to contribution levels, investment decisions and withdrawals from the plan.  The benefit is paid as an annuity unless the employee elects one of the optional forms of payment available under the plan.

Non-Qualified Deferred Compensation.  The following table sets forth information for the Non-Qualified Deferred Compensation Plan for fiscal 2013:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Robert G. Miller, Jr.	4,893	2,429	59,578

Mr. Miller’s contributions were reported as compensation for fiscal 2013 in the Summary Compensation Table, above, and amounts reported in the “Aggregate Balance at Last Fiscal Year End” column of this table were reported as compensation to Mr. Miller in the Company’s Summary Compensation Tables for previous fiscal years.

The Company's Non-Qualified Deferred Compensation Plan allows NEOs to elect to defer 1% to 100% of their base salary until retirement or termination of service. The Company credits such deferrals with interest equal to 1% over the prime rate as of each January 1st.

NEOs are immediately 100% vested in their account balance under the Non-Qualified Deferred Compensation Plan, including credited interest.  NEOs may choose from a 5, 10 or 15 year payment plan or lump sum payment option.  To date, only Mr. Miller has elected to participate in the Company’s Non-Qualified Deferred Compensation Plan.

TRANSACTIONS WITH RELATED PERSONS

The Company's written policies and procedures with respect to transactions with related persons require the review and approval or ratification by the Audit Committee for any transaction in which the Company will be a participant and any related person has or will have a material interest (direct or indirect), other than transactions involving less than $5,000 when aggregated with all similar transactions.  Related persons include the Company's directors, director nominees and executive officers and their immediate family members, as well as persons owning more than 5% of the Company's common stock and any immediate family member of such shareholder.

Under the Company's Related Person Transaction Policy, a related person transaction may be consummated or continue if the Audit Committee has approved or ratified the transaction in accordance with the following guidelines: in considering whether to approve or ratify related person transactions, the Audit Committee will take into account, among other factors, (i) whether the related person transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party; (ii) whether the related person transaction has been reviewed and approved by the Company's subsidiary banking institution in accordance with Federal Reserve Regulation O and the process and procedure established by such subsidiary banking institution to ensure compliance with Regulation O; (iii) whether the related person transaction is approved by the disinterested members of the Board of Directors; and (iv) whether the related person transaction involves compensation approved by the Company's Human Resource and Compensation Committee.

The Audit Committee meets annually with management to discuss and review related person transactions for that calendar year, including the proposed aggregate value of such transactions.  After review and discussion, the Audit Committee will determine, based on the above guidelines, whether to approve or ratify each related person transaction, and at each subsequently scheduled meeting, management will update the Audit Committee, as necessary, as to any material change to previously approved related person transactions and any proposed related person transactions.

In the event that a related person transaction is proposed during the interim period between regularly scheduled Audit Committee meetings, the transaction may be presented to the Audit Committee by management for approval or preliminarily entered into by management subject to ratification by the Audit Committee in accordance with the above guidelines; provided that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction.

The Company has engaged Brown Security Solutions to perform services related to automated teller machines and security cameras at various Company properties.  Brown Security Solutions is wholly owned by the son-in-law of Kenneth C. Kirst, a director of the Company.  The total amount of payments in 2013 and 2012 was $145,767 and $147,516, respectively.  Mr. Kirst has no direct or indirect financial interest in these transactions.

The Bank has had, and in the future expects to have, banking and fiduciary transactions with directors and executive officers of the Company and some of their affiliates.  All such transactions have been in the ordinary course of business and on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with unrelated third parties, and do not involve more than a normal risk of collectivity or present other unfavorable features.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee has reviewed and discussed with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm, the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the 2013 fiscal year.  The Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for its 2013 fiscal year for filing with the SEC.

Submitted by the Audit Committee,

Michael J. Rogers, Chairman

James E. Biddle, Jr.

Phillip Brothman

John R. O’Brien

Lee C. Wortham

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm and to conduct the audit of the Company’s consolidated financial statements for the year ending December 31, 2014.  Representatives of KPMG LLP will be present at the Annual Meeting to respond to appropriate questions that may be raised, and they will have the opportunity to make a statement, if they so desire.

Fees Billed by KPMG LLP. The following table shows the fees that KPMG LLP billed the Company for audit and other services provided for fiscal years 2013 and 2012.  Audit fees consist of professional services rendered for the audit of the Company's annual consolidated financial statements and internal control over financial reporting, review of the Company's financial statements included in the Company's quarterly reports on Form 10-Q, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings, including SEC filings or engagements for fiscal years 2013 and 2012.  The year-over-year difference in audit fees related to fees for work performed in connection with additional credit file audit procedures.  Audit-related fees consist of work performed by KPMG in connection with the historic tax credit investment and the termination of the Bank’s loss share agreement with the FDIC for its 2009 purchase of Waterford Village Bank.

	2013	2012
Audit Fees	$ 272,125	$ 256,000
Audit-Related Fees	16,900	7,000
Tax Fees	-	-
All Other Fees	-	-
Total	$ 289,025	$ 263,000

All fees listed in the table above were pre-approved by the Company's Audit Committee under the pre-approval policy described below.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that such services did not impair KPMG LLP's independence.

The Audit Committee's pre-approval policy details the types of audit, audit-related, tax and other services that have the general pre-approval of the Audit Committee, and the cost limits for those services.  Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee.  Also, any proposed services exceeding pre-approved cost levels require specific pre-approval by the Audit Committee.

PROPOSAL II – CONSIDERATION OF AN ADVISORY VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS

General

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Company is requesting shareholder approval of a non-binding advisory resolution approving the compensation paid to the executive officers named in the Summary Compensation Table included in this proxy statement (the “Named Executive Officers” or “NEOs”) as disclosed pursuant to the SEC’s executive compensation disclosure rules, including the “Compensation Discussion and Analysis”, compensation tables and narrative discussion provided in this proxy statement under the caption “Executive Compensation,” above.  In addition, Proposal IV below is a non-binding, advisory vote regarding the frequency with which the Company will conduct this non-binding, advisory vote on executive compensation.

The Board of Directors requests that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The Company believes that its compensation policies and procedures are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the Company’s shareholders, and motivating the executives to remain with the Company for long and productive careers.  These policies and procedures are described above under the section “Executive Compensation”.  The    Human Resource and Compensation Committee of the Board of Directors, composed entirely of independent directors, in consultation with consultants from time to time, oversees the Company’s compensation programs and monitors policies to ensure that those policies are appropriate.

The Company urges shareholders to read the section entitled “Executive Compensation”, above, including the “Compensation Discussion and Analysis”, the 2013 Summary Compensation Table and related tables, and the narrative included within that section, which provide detailed information on the Company’s compensation policies and practices and the compensation of the Named Executive Officers.  As discussed in greater detail in that section, the Company’s executive compensation program consists of five principal components: (1) cash base salary, (2) annual cash incentive compensation, (3) long-term equity incentive compensation, (4) benefits under a supplemental executive retirement plan, or SERP, and (5) qualified 401(k) and non-qualified deferred compensation plans.  The Company believes that it has established reasonable base salaries as well as total compensation for its executive officers based on internal comparability and external market data, as well as individual responsibilities and performance.  The Company further believes that the cash bonuses paid under its annual incentive plan should and do reward the Named Executive Officers for Company and individual performance, encourage effective short-term performance while balancing that approach with a long-term focus, provide retentive value, and provide a significant portion of total compensation opportunity that is at risk.  Finally, the Company believes that awards granted under its long-term equity incentive plan give the Named Executive Officers a meaningful equity stake in the Company’s business and encourage performance by the Named Executive Officers that increases long-term shareholder return, and also serve, together with the SERPs and deferred compensation plans offered by the Company, as an effective tool in attracting and retaining experienced and skilled executive officers.  The perquisites and personal benefits paid to the NEOs are minimal.

Non-Binding Resolution

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board of Directors or the    Human Resource and Compensation Committee of the Board of Directors, and may not be construed as overruling any decision made by the Board.  However, the Board and the    Human Resource and Compensation Committee will take the voting results into account when evaluating the Company’s executive compensation program and considering future compensation arrangements.

Required Vote

The affirmative vote of the holders of a majority of the votes cast is needed to approve the non-binding resolution approving the compensation paid to the NEOs.  Under New York law, abstentions and broker non-votes will have no effect on the outcome of the vote.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR approval of the non-binding resolution approving the compensation paid to the Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL III – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company is asking shareholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our current fiscal year.  Our 2014 fiscal year began on January 1, 2014 and will end on December 31, 2014.  Although ratification is not legally required, the Company is submitting the appointment of KPMG to our shareholders for ratification in the interest of good corporate governance.  In the event that this appointment is not ratified, the Audit Committee of the Board will reconsider the appointment, but may still engage KPMG as our independent registered public accounting firm.

The Audit Committee appoints the independent registered public accounting firm annually.  Before appointing KPMG as our independent registered public accounting firm for fiscal 2014, the Audit Committee carefully considered the firm’s qualifications and performance during fiscal 2013, as well as the fees paid to KPMG for such services.  In its review of non-audit service fees and its appointment of KPMG as Evans Bancorp, Inc.’s independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence.

Representatives of KPMG will be present at the Annual Meeting.  They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Unless authority to so vote is withheld, the persons named in the proxy card intend to vote shares as to which proxies are received FOR ratification of the appointment of KPMG LLP as to the Company’s independent registered public accounting firm for fiscal 2014.

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

OTHER MATTERS

The cost of solicitation of proxies will be borne by the Company.  Solicitation other than by mail may be made by directors, officers or by regular employees of the Company, who will receive no additional compensation therefore, by personal or telephone solicitation, the cost of which is expected to be nominal.

The Board of Directors knows of no other matters to be presented for shareholder action at the Annual Meeting, other than the election of directors, the advisory vote on the compensation paid to our NEOs, and the ratification of the appointment of KPMG LLP as the Company’s registered public accounting firm.  However, if other matters do properly come before the Annual Meeting or any adjournments thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2015

ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of shareholders in accordance with Rule 14a-8(e) promulgated under the Exchange Act.  For such proposals to be included in the Company’s proxy materials relating to its 2015 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by the Company no later than November 20, 2014.  Such proposals should be delivered to the Secretary, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, New York 14075.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.  Except in the case of proposals made in accordance with Rule 14a-8(e) and for shareholder nominations to the Board of Directors which are governed by the procedures for director nominations by shareholders contained in the Company’s bylaws, described above under “Board of Director Committees – Nominating Committee,” for proposals to be considered at an Annual Meeting, the shareholder must have given timely notice thereof in writing to the Secretary of the Company not less than 45 days prior to the anniversary of the date on which the Company first sent its proxy materials for its immediately preceding annual meeting of shareholders. To be timely for the 2015 Annual Meeting, a shareholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company by February 3, 2015.  A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the Annual Meeting, a detailed description of the matter to be acted upon.  This requirement is in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement for the 2015 Annual Meeting under Rule 14a-8(e).  A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters not received by the Company on a timely basis as set forth above, subject to applicable rules of the SEC.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (without exhibits) is being distributed with this Proxy Statement.  The Annual Report on Form 10-K is also available, without charge, by writing or telephoning Kimberly Stehlar, Evans Bancorp, Inc., One Grimsby Drive, Hamburg, NY 14075, (716) 926-2000.  In addition, the Annual Report on Form 10-K (with exhibits) is available at the SEC’s website (www.sec.gov) and the Company’s website (www.evansbancorp.com).

By Order of the Board of Directors,

EVANS BANCORP, INC.

Robert G. Miller, Jr.

Secretary

Hamburg, New York

March 20,  2014

EVANS BANCORP INC.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold
01 - James E. Biddle, Jr.	☐	☐
02 - Marsha S. Henderson	☐	☐
03 - Kenneth C. Kirst	☐	☐
04 - Nora B. Sullivan	☐	☐

4. In their discretion, the proxies are authorized to vote on such other business as may properly come before the Twenty-Sixth Annual Meeting of Shareholders or any adjournment(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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